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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12
ATKORE INTERNATIONAL GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATKORE INTERNATIONAL GROUP INC.
16100 South Lathrop Avenue
Harvey, Illinois 60426
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the "Annual Meeting") of Atkore International Group Inc. (the "Company") will be held on Tuesday, February 5, 2019, at 9:00 a.m. (Central Time), at The Waldorf Astoria Chicago, 11 E Walton St., Chicago, IL, 60611, for the following purposes:

1.	To elect the three Class III directors named in this proxy statement to serve until the 2022 Annual Meeting of Stockholders (the "2022 Annual Meeting").

2.	To hold a non-binding advisory vote approving executive compensation.

3.
To approve the management proposal to amend the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to declassify the board of directors for annual elections by the 2022 Annual Meeting.

4.	To approve the management proposal to amend the Certificate of Incorporation to eliminate supermajority voting requirements.

5.	To approve the management proposal to amend the Company's Second Amended and Restated By-laws (the "By-laws") to replace plurality voting with majority voting in uncontested elections of directors.

6.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019.

7.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.
The foregoing items of business are more fully described in the accompanying proxy statement filed with the U.S. Securities and Exchange Commission (the "SEC") on or about [●], 2018, and delivered on behalf of the board of directors of the Company.
Only stockholders of record at the close of business on December 19, 2018 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. This notice and the accompanying proxy statement are first being mailed on or about  [●], 2018.
By Order of the Board of Directors,

Daniel S. Kelly
Vice President, General Counsel and Corporate Secretary
 [●], 2018

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Whether or not you plan to attend the annual meeting, please vote by Internet at your earliest convenience or complete, sign, date and return the proxy card so that your shares will be represented at the meeting. You may choose to attend the meeting and personally cast your votes even if you vote by Internet or fill out and return a proxy card by mail. If you choose to attend the meeting in person, you may revoke your proxy and personally cast your votes at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 5, 2019:
The proxy statement and the annual report on Form 10-K for the fiscal year ended September 30, 2018 are also available at www.proxyvote.com or www.investors.atkore.com.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
What are the proxy materials?
The board of directors of Atkore International Group Inc., a Delaware corporation (referred to as “Atkore,” the “Company,” “we,” “us,” or “our”), has made these proxy materials available to you on the Internet, and is providing printed proxy materials to you, in connection with the solicitation of proxies for use at our Annual Meeting to be held on Tuesday, February 5, 2019, at 9:00 a.m. (Central Time), at The Waldorf Astoria Chicago, 11 E Walton St., Chicago, IL, 60611, for the purpose of considering and acting upon the matters set forth in this proxy statement.
This proxy statement includes important information that we are required to provide to you under SEC rules, and is designed to assist you in voting your shares. The proxy materials include this proxy statement, our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and the proxy card.
As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.
Why did we receive only one copy of the proxy materials and how may I obtain an additional copy?
We are sending only one copy of our proxy materials to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.
If your household received a single mailing this year and you would like to have additional copies of our proxy materials mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to Atkore International Group Inc., c/o Corporate Secretary (Legal Department), 16100 South Lathrop Avenue, Harvey, Illinois, 60426. You may also contact us in the same manner if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
All stockholders and beneficial owners may access the proxy materials at www.proxyvote.com as well as the Company’s website—www.investors.atkore.com. If you would like to receive an additional paper copy or an e-mail copy of our proxy materials, at no charge, please make the request by mail to Atkore International Group Inc., c/o Corporate Secretary (Legal Department), 16100 South Lathrop Avenue, Harvey, Illinois 60426, by Internet at www.proxyvote.com, by telephone to 1-800-579-1639, requesting Daniel S. Kelly, or by e-mail to sendmaterial@proxyvote.com.
What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal 1: The election of three nominees named in the proxy statement as Class III directors for a term expiring at the 2022 Annual Meeting.

•	Proposal 2: A non-binding advisory vote approving executive compensation.

•	Proposal 3: The management proposal to amend the Certificate of Incorporation to declassify the board of directors for annual elections by the 2022 Annual Meeting.

•	Proposal 4: The management proposal to amend the Certificate of Incorporation to eliminate supermajority voting requirements.

•	Proposal 5: The management proposal to amend the By-laws to replace plurality voting with majority voting in uncontested elections of directors.

•	Proposal 6: The ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019.

•	To transact such other business as may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.

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How does the board of directors recommend I vote on these proposals?

•	Proposal 1: “FOR” each of the nominees named in the proxy statement as Class III directors for a term expiring at the 2022 Annual Meeting.

•	Proposal 2: “FOR” the non-binding advisory vote approving executive compensation.

•	Proposal 3: "FOR" the management proposal to amend the Certificate of Incorporation to declassify the board of directors for annual elections by the 2022 Annual Meeting.

•	Proposal 4: "FOR" the management proposal to amend the Certificate of Incorporation to eliminate supermajority voting requirements.

•	Proposal 5: "FOR" the management proposal to amend the By-laws to replace plurality voting with majority voting in uncontested elections of directors.

•	Proposal 6: “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019.
If any other matters properly come before the Annual Meeting that require a vote of the stockholders, the persons designated as proxies will vote the shares of common stock of the Company, par value $0.01 per share, represented by the proxies, either FOR, AGAINST or ABSTAIN, in accordance with their judgment on those matters. As of the date hereof, our board of directors is not aware of any other such matter or business to be transacted at our Annual Meeting.
Who is entitled to vote at the Annual Meeting?
The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting was December 19, 2018. At the close of business on that date, we had 47,210,344 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting held by approximately one stockholder of record. A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.
By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the Company’s representatives listed on its proxy card or to vote in person at the Annual Meeting.
Beneficial Stockholders. If your shares are held in a stock brokerage account or by a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and the proxy materials were forwarded to you by your broker, bank, trustee or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares using the methods prescribed by your broker, bank, trustee or other nominee on the voting instruction card provided to you. Beneficial owners are also invited to attend the Annual Meeting.
However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s, bank’s, trustee’s or other nominee’s procedures for obtaining a legal proxy.
What votes are required to approve each of the proposals?
Proposal 1, the nominees for Class III director will be elected by a plurality of the votes cast of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of affirmative votes will be elected. In accordance with our currently applicable By-laws, stockholders do not have the right to cumulate their votes for the election of directors.

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Proposal 2, the non-binding advisory vote approving executive compensation, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. As an advisory vote, this proposal is not binding. However, our board and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.
Proposal 3, the management proposal to amend the Certificate of Incorporation to declassify the board of directors for annual elections by the 2022 Annual Meeting, will be determined by the affirmative vote of at least two-thirds (66 2/3%) of the outstanding shares of common stock then entitled to vote at the Annual Meeting.
Proposal 4, the management proposal to amend the Certificate of Incorporation to eliminate supermajority voting requirements, will be determined by the affirmative vote of at least two-thirds (66 2/3%) of the outstanding shares of common stock then entitled to vote at the Annual Meeting.
Proposal 5, the management proposal to amend the By-laws to replace plurality voting with majority voting in uncontested elections of directors, will be determined by the affirmative vote of at least two-thirds (66 2/3%) of the outstanding shares of common stock then entitled to vote at the Annual Meeting.
Proposal 6, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock then entitled to vote at the Annual Meeting. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation and oversight of the work of any independent registered public accounting firm engaged by the Company. The Audit Committee has already appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019. In the event of a negative vote on the ratification, the Audit Committee may reconsider its appointment of Deloitte & Touche LLP for fiscal year 2019. Additionally, the Audit Committee will consider the outcome of the vote for fiscal year 2019 and when making appointments of our independent registered public accounting firm in future years.
How are broker non-votes and abstentions counted?
The presence of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, either in person or by proxy, will constitute a quorum. Shares of common stock represented by proxies at the meeting, including broker non-votes and those that are marked “ABSTAIN”, will be counted as shares present for purposes of establishing a quorum. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of Proposals 1 or 2. For Proposals 3 through 6, broker non-votes will have the effect of a vote against the proposal. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Neither withholding authority to vote with respect to one or more nominees nor a broker non-vote will have an effect on the outcome of the election of directors in Proposal 1. As to Proposals 2 through 6, shares represented by proxies that are marked “ABSTAIN” will have the effect of a vote against the proposal. Only the ratification of the selection of our independent registered public accounting firm in Proposal 6 is considered a routine matter. Your broker will therefore not have discretion to vote on the “non-routine” matters set forth in Proposals 1 through 5 absent direction from you.
Can I vote in person at the Annual Meeting?
For stockholders with shares registered in the name of a brokerage firm or bank or other similar organization, you will need to obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. For stockholders with shares registered directly in their names with AST, you may vote your shares in person at the Annual Meeting.
What do I need to do to attend the Annual Meeting in person?
Space for the Annual Meeting is limited and admission will be on a first-come, first-served basis. Stockholders should be prepared to present (1) valid government photo identification, such as a driver’s license or passport; and (2) beneficial stockholders holding their shares through a broker, bank, trustee or other nominee will need to bring proof of beneficial ownership as of December 19, 2018, the record date, such as their most recent account statement reflecting their stock ownership prior to December 19, 2018, a copy of the voting instruction card provided by their broker, bank, trustee or other nominee or similar evidence of ownership.

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May stockholders ask questions?
Yes. Representatives of the Company will answer stockholders’ questions of general interest following the meeting in accordance with the rules and regulations of the annual meeting.
Can I vote by Internet?
For beneficial stockholders with shares registered in the name of a broker, bank, trustee or other nominee, a number of brokerage firms and banks are participating in a program that offers an Internet voting option. Stockholders should refer to the voting instruction card provided by their broker, bank, trustee or other nominee for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with AST will also be able to vote using the Internet. For instructions on how to vote, please refer to the instructions included in the proxy materials.
If your shares are held in an account at a broker, bank, trustee or other nominee participating in this program or registered directly in your name with AST, you may vote those shares by accessing the following Internet website address: www.proxyvote.com. The giving of such an Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote by Internet, you do not need to send in a proxy card or vote instruction form. The deadline for Internet voting will be 11:59 p.m., Eastern Time, on February 4, 2019.
What if I return my proxy card but do not provide voting instructions?
If you provide specific voting instructions, your shares will be voted as you instruct. Unless contrary instructions are specified, if you sign and return a proxy card but do not specify how your shares are to be voted, the shares of the common stock of the Company represented thereby will be voted in accordance with the recommendations of the board.
These recommendations are:

•	Proposal 1: “FOR” each of the nominees named in the proxy statement as Class III directors for a term expiring at the 2022 Annual Meeting,

•	Proposal 2: “FOR” the non-binding advisory vote approving executive compensation,

•	Proposal 3: "FOR" the management proposal to amend the Certificate of Incorporation to declassify the board of directors for annual elections by the 2022 Annual Meeting,

•	Proposal 4: "FOR" the management proposal to amend the Certificate of Incorporation to eliminate supermajority voting requirements,

•	Proposal 5: "FOR" the management proposal to amend the By-laws to replace plurality voting with majority voting in uncontested elections of directors,

•	Proposal 6: “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019.
How do I change or revoke my proxy?
Subject to any rules your broker, bank, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet (only your latest Internet proxy submitted prior to the Annual Meeting will be counted) or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.

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Who will count and certify the votes?
Representatives of the firm of Broadridge Financial Solutions, Inc. (“Broadridge”) and the staff of our Corporate Secretary and investor relations offices will count the votes and certify the election results. The results will be publicly filed with the SEC on a Form 8-K within four business days after the Annual Meeting.
How can I make a proposal or make a nomination for director for next year’s annual meeting?
You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our then current by-laws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held on January 30, 2020, the proposal or nomination must be received by us at our principal executive offices no later than August 23, 2019. Stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2020 (but not include it in our proxy materials) must provide written notice of such proposal to our Corporate Secretary at our principal executive offices between October 8, 2019 and November 7, 2019 and comply with the other provisions of our then current by-laws.
Who pays for the cost of proxy preparation and solicitation?
Our board is responsible for the solicitation of proxies for the Annual Meeting. We have retained Okapi Partners LLC ("Okapi") to aid in our shareholder engagement efforts and the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $65,000 plus reimbursement of expenses. In addition, Broadridge will assist us in the distribution of proxy materials and provide voting and tabulation services for the Annual Meeting for a fee of approximately $6,000 plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.
What is the board member annual meeting attendance policy?
Each continuing board member is expected to attend the Company’s annual meeting. All board members who served as members of the board at the time of the 2018 Annual Meeting of Stockholders attended last year’s annual meeting.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
2018 Shareholder Engagement Efforts
Following the 2018 Annual Meeting of Stockholders, at the board’s direction, we reached out to our largest shareholders representing approximately 75% of our outstanding shares to request feedback on our governance profile and compensation structure. Members of management met with, or received feedback from, shareholders representing approximately 13% of our outstanding shares, providing us with valuable insights into our shareholders’ perspectives on our governance and compensation structure. Shareholders representing an additional approximately 22% of our outstanding shares declined to meet, but directed us to their published voting guidelines, which input we also took into consideration in determining management's recommended governance changes outlined below.
As a result of these shareholder engagement efforts and our evaluation of the feedback we received, and at the board's discretion, we resolved to make changes to our governance structure, which are described in this proxy including:

•	Phasing out the classified board so that all board members are elected annually beginning at the 2022 Annual Meeting, and those directors elected in 2020 and 2021 shall be elected for one-year terms.

•	Removing the supermajority voting requirement to amend the Certificate of Incorporation and By-laws so that such governing documents may be amended by a simple majority vote.

•	Adopting a majority voting standard in director elections with a director resignation requirement in our Corporate Governance Guidelines and a plurality carve-out in the event of contested elections.
The shareholders with whom we met expressed support for these governance changes.
We feel that with the declassification of our board, removal of supermajority voting requirements and the replacement of plurality with majority voting in uncontested elections, we are taking significant steps to normalize our governance profile, and we will continue to evaluate it in the future.
In addition to the shareholder engagement efforts relating to these governance changes, our management initiated discussions with shareholders around the awards granted to our CEO and CFO in connection with the transition into their new respective roles. Overall, the shareholders with whom we engaged expressed an understanding for the need to attract and retain talent. The key aspects that shareholders asked us to consider were the following:

•	Provide enhanced disclosure regarding the awards granted to our CEO and CFO and the transition process.

•	Provide additional disclosure about how these awards will impact equity grants going forward.
As a result of these engagement efforts and evaluation, and at the board's discretion, we have provided enhanced discussion in this proxy about these awards, including the timing of the awards, the rationale for the awards, and the Compensation Committee’s process in determining the amounts of the awards, vesting requirements, and impact of the awards going forward.
Board Structure and Director Independence
Atkore was incorporated in the State of Delaware in November 2010. Atkore is the sole stockholder of Atkore International Holdings Inc. (“AIH”), which in turn is the sole stockholder of Atkore International, Inc. (“AII”). Prior to December 2010, we operated as the Tyco Electrical and Metal Products business of Tyco International Ltd., (“Tyco”). Atkore was initially formed as a holding company to hold ownership of AIH and to effect the transactions described below.
In December 2010, pursuant to the terms of the Investment Agreement (the “Investment Agreement”) by and among CD&R Allied Holdings, L.P. (the “CD&R Investor”), Tyco International Holdings S.à.r.l. (“Tyco Seller”), Tyco and AIH, (i) the CD&R Investor acquired shares of a newly created class of our cumulative convertible preferred stock (the “Preferred Stock”) that initially represented 51% of our outstanding capital stock (on an as-converted basis); and (ii) we issued shares of our common stock to the Tyco Seller that initially represented the remaining 49% of our outstanding capital stock. We refer to the transactions described in this paragraph as the “Transactions.”
In April 2014, we redeemed all of the shares of our common stock then held by the Tyco Seller, and the CD&R Investor converted shares of Preferred Stock held by it into shares of our common stock.

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In June 2016, we completed an IPO of our common stock, pursuant to which the CD&R Investor sold an aggregate of 12,000,000 shares of our common stock. In a series of secondary offerings during fiscal year 2017, the CD&R Investor sold an aggregate of 19,550,000 shares of the Company's common stock, reducing its remaining ownership in our company to approximately 48% as of December 5, 2017. Following the completion of the sale of shares of our common stock by the CD&R Investor on February 23, 2017, we ceased to be a “controlled company” within the meaning of NYSE corporate governance standards and our one-year phase-in period for full compliance with NYSE corporate governance standards commenced. Despite being eligible for certain exemptions to NYSE corporate governance rules and requirements during this phase-in period, we did not rely on these exemptions during the calendar year 2018. Only independent directors served on our Audit Committee, Compensation Committee and Nominating and Governance Committee during the calendar year 2018 phase-in period in compliance with all of the NYSE corporate governance rules and requirements.
In August 2017, our board approved a share repurchase program for the repurchase of up to an aggregate amount of $75 million of our common stock. On January 22, 2018, we announced a separate stock repurchase transaction whereby we agreed to repurchase 17,225,539 shares of the Company's common stock from the CD&R Investor for a total purchase price of $375 million. Following the stock repurchase transaction in January 2018 and secondary offerings of the Company's common stock in February 2018 and May 2018, the CD&R Investor completed its exit from its investment in the Company and, as of September 30, 2018, no longer owned any of the Company's common stock. In conjunction with the CD&R Investor's exit from its investment in the Company and the resignations of certain directors affiliated with the CD&R Investor at the August 1, 2018 meeting of the board, our board of directors became fully independent at such time within the meaning of NYSE corporate governance standards, with the exception of our Chief Executive Officer.
Under our Certificate of Incorporation, the number of members on our board may be fixed by resolution adopted from time to time by the board. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.
Board Composition
Our board is currently composed of nine members. Our currently applicable Certificate of Incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. We currently have three directors in each of the Classes. The terms of directors in Classes I, II, and III end at the annual meetings in 2020, 2021, and 2019, respectively. As described in Proposal 3: "Declassification of the Board of Directors," beginning on page 53, the board has determined it is in the best interests of the Company and its stockholders to amend the Company's Certificate of Incorporation and the By-Laws to declassify the board. If our stockholders approve the proposed amendment, this will result in a fully declassified board by the 2022 Annual Meeting.

Director	Class
Betty R. Johnson	Class I—Expiring 2020 Annual Meeting
William E. Waltz Jr.	Class I—Expiring 2020 Annual Meeting
A. Mark Zeffiro	Class I—Expiring 2020 Annual Meeting
Jeri L. Isbell	Class II—Expiring 2021 Annual Meeting
Wilbert W. James Jr	Class II—Expiring 2021 Annual Meeting
Michael V. Schrock*	Class II—Expiring 2021 Annual Meeting
Justin A. Kershaw	Class III—Expiring 2019 Annual Meeting
Scott H. Muse	Class III—Expiring 2019 Annual Meeting
William R. VanArsdale	Class III—Expiring 2019 Annual Meeting
*Chairman of the board of directors
Under our currently applicable Certificate of Incorporation, at each annual meeting of stockholders the successors of the directors whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The board is therefore asking you to elect the three nominees for director whose terms expire at the Annual Meeting. Justin A. Kershaw, Scott H. Muse, and William R. VanArsdale, our Class III directors, have been nominated for reelection at the Annual Meeting. See “Proposal 1—Election of Directors” below.

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Set forth below is biographical information as well as background information relating to each nominee’s and continuing director’s business experience, qualifications, attributes and skills and why the board and Nominating and Governance Committee believe each individual is a valuable member of the board. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The respective age of each individual below is as of December 19, 2018.
Nominees for Election to the Board of Directors in 2019
Class III—Nominees Whose Term Expires in 2019

Mr. Justin A. Kershaw Age 57 Director of the Company since 2017
Justin A. Kershaw became a director in 2017. Mr. Kershaw is the Corporate Vice President and Chief Information Officer of Cargill, Incorporated, a leading provider of food, agricultural, financial and industrial products. Prior to Cargill, he was the Senior Vice President and CIO at the Industrial Sector of Eaton Corporation. Earlier, while the CIO of W.L. Gore and Associates, he also served as an original member of the State of Delaware’s Information Technology Investment Council. He holds a B.A. in Economics from LaSalle University.

Qualifications: Mr. Kershaw’s global work experience in the broad technology sector provides the board with insight into various international operational, technology and strategic issues the Company encounters.

Mr. Scott H. Muse Age 61 Director of the Company since 2015
Scott H. Muse became a director in 2015. From 2002 until he retired in 2014, Mr. Muse served as President of Hubbell Lighting Inc., a leading manufacturer of lighting fixtures and controls, and Group Vice President of Hubbell Inc., the parent company of Hubbell Lighting, an international manufacturer of electrical and electronic products for non-residential and residential construction, industrial and utility applications. Prior to that, Mr. Muse was President and Chief Executive Officer of Lighting Corporation of America from 2000 to 2002 and President of Progress Lighting from 1993 to 2000. Additionally, he held leadership and management positions at Thomas Industries, American Electric and Thomas & Betts. Mr. Muse began his career in the electrical manufacturing industry in 1979. Mr. Muse holds a B.S. in Business Administration from Georgia Southern University.

Qualifications: Mr. Muse’s extensive knowledge and experience in business, leadership, sales, marketing and operations management provide our board with insight into the challenges and opportunities in the electrical manufacturing sector.

Mr. William R. VanArsdale Age 67 Director of the Company since 2015
William R. VanArsdale became a director in 2015. From 2004 until his retirement on August 1, 2015, Mr. VanArsdale served as Group President of Eaton Corporation plc, a diversified power management company, where he led the hydraulics, filtration and golf grip business units. From 2001 to 2004, Mr. VanArsdale was President of Electrical Components Operation at Eaton, where he was also Operations Vice President of Global Sales and Service from 1999 to 2001. Prior to that, he spent 12 years in various leadership roles at Rockwell Automation. Mr. VanArsdale currently serves as a director of NCI Building Systems, Inc. and he holds a B.S. in Electrical Engineering from Villanova University.

Qualifications: Mr. VanArsdale’s broad operations, sales and leadership experience in the manufacturing sector provide our board with insight into challenges and opportunities for the manufacturing sector.

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Continuing Members of the Board of Directors
Class I—Directors Whose Term Expires in 2020

Ms. Betty R. Johnson Age 60 Director of the Company since 2018
Betty R. Johnson became a director in August 2018. Ms. Johnson  is the Senior Vice President, Chief Financial Officer and Treasurer of MYR Group Inc., a publicly traded, North American electrical contractor specializing in transmission, distribution, substation, commercial and industrial construction. Prior to MYR Group, Ms. Johnson held various executive positions within manufacturing and construction industries, including chief financial officer roles at Faith Technologies, Inc., Sloan Valve Company, and Block and Company, Inc. In addition, Ms. Johnson has eleven years of audit experience for construction, financial services, and manufacture and distribution industries during her tenure at Deloitte and Touche. Ms. Johnson previously served on the MYR Group board of directors from 2007 to 2015 before joining the company’s executive leadership team. Ms. Johnson earned a bachelor’s degree in business administration from Loyola University, Chicago and is a certified public accountant.

Qualifications: Ms. Johnson brings both financial expertise and more than twenty years experience with electrical contractors to our board.

A
Mr. William E. Waltz Jr. Age 54 Director of the Company since 2018
William E. Waltz Jr. became a director, and has served as the Company's President and Chief Executive Officer, since October 2018. Prior to that, he served in several executive roles at the Company, including Chief Operating Officer and Group President of the Atkore Electrical Raceway reporting segment. During his tenure with Atkore, Mr. Waltz was also the President of the Atkore Conduit and Fittings business unit, a position he held for two years beginning in September 2015, after joining Atkore as President-Plastic Pipe and Conduit in 2013. From 2009 until joining Atkore, Mr. Waltz was Chairman and Chief Executive Officer at Strategic Materials, Inc., North America’s largest glass recycling company. Prior to that, he spent fifteen years in various divisions of Pentair plc, including President-Pentair Flow Technologies. Mr. Waltz holds a B.S. in Industrial Engineering from Pennsylvania State University, a M.S. in Computer Science from Villanova University and an M.B.A. from Northwestern University, Kellogg Graduate School of Management. He was also a graduate of General Electric’s Information Systems Management Program.

Qualifications: Mr. Waltz's intimate knowledge of the Company's day-to-day operations as President and Chief Executive Officer and his significant prior experience in the Company's industry qualify him to serve on our board of directors.

Mr. A. Mark Zeffiro Age 52 Director of the Company since 2015
A. Mark Zeffiro became a director in 2015. Mr. Zeffiro was the President and Chief Executive Officer at Horizon Global Corporation, a designer, manufacturer and distributor of custom-engineered towing, trailering, cargo management products and accessories, until May of 2018. In July 2015, Horizon Global was formed as a stand-alone, publicly traded company from a division of TriMas Corporation, where Mr. Zeffiro was Group President. Prior to that, Mr. Zeffiro spent seven years as the Chief Financial Officer at TriMas with responsibility for investor relations, financial planning, external reporting, business analysis, treasury, tax and corporate capital. Mr. Zeffiro also spent four years at Black and Decker Corporation as Vice President of Finance for Global Consumer Products Group and Vice President of Finance for the U.S. Consumer Products Group. Mr. Zeffiro began his career at General Electric Company, where he held roles of progressive responsibility during his 15-year tenure, culminating in the position of chief financial officer of the Americas and Global Imaging Equipment division within the GE Medical Systems Group. Mr. Zeffiro earned a B.S. in Quantitative Analytics from Bentley College.

Qualifications: Mr. Zeffiro’s leadership positions provide our board with insight into improving financial and operational performance at public companies.

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Class II - Directors Whose Term Expires in 2021

Ms. Jeri L. Isbell Age 61 Director of the Company since 2015
Jeri L. Isbell became a director in 2015. Until her retirement in December 2016, Ms. Isbell was the Vice President of Human Resources and Corporate Communications for Lexmark International, Inc., a manufacturer of imaging and output technology and provider of enterprise services, a position she held since February 2003. Prior to that, Ms. Isbell held a number of leadership positions at Lexmark, including Vice President, Compensation and Employee Programs and Vice President, Finance and U.S. Controller. Prior to joining Lexmark in 1991, Ms. Isbell held various positions at IBM. Ms. Isbell is a director of SiteOne Landscape Supply Inc. and Spartan Motors, Inc. Ms. Isbell holds a B.B.A. in Accounting from Eastern Kentucky University and an M.B.A. from Xavier University. She is a certified public accountant.

Qualifications: Ms. Isbell's human resources and communications leadership positions provide our board with insight into key issues and market practices in these areas for public companies.

Mr. Wilbert W. James Jr. Age 62 Director of the Company since 2018
Wilbert W. James Jr. became a director in 2017. Mr. James was the President of Toyota Motor Manufacturing of Kentucky, Inc. (TMMK) from June 2010 through December 2017, which included Toyota's largest manufacturing plant in the world. Prior to becoming President, Mr. James worked in various positions within Toyota Motor's U.S. operations for 23 additional years. Mr. James is a director of Central Bank & Trust Co. and Columbia Forest Products. He holds a B.S. in Mechanical Engineering Technology from Old Dominion University.

Qualifications: Mr. James' experience in manufacturing and operations, with a significant focus in lean manufacturing, helps provide the board with insight into various operational, financial and strategic issues the Company encounters.

Mr. Michael V. Schrock Age 65 Director of the Company since 2018
Michael V. Schrock became a director in May 2018 and has served as Chairman of our board of directors since August 2018. Mr. Schrock is a senior operating advisor of Oak Hill Capital Partners. He retired in 2013 from Pentair LLC, a global water, fluid, thermal management, and equipment protection company.  Mr. Schrock began his Pentair career in 1998, where he most recently served as President and Chief Operating Officer, beginning in 2006.  His other roles at Pentair included President of Water Technologies Americas and President of the Pump and Pool Group and President and COO of Pentair Technical Products.  Prior to joining Pentair, Mr. Schrock held numerous senior leadership positions at Honeywell International Inc.  He currently serves on the boards of Berlin Packaging, MTS Corporation, and Plexus Corporation, as well as serving on the Board of Governors of the St. Thomas School of Engineering. Mr. Schrock earned a B.S. from Bradley University and an M.B.A. from the Kellogg School at Northwestern University.

Qualifications: Mr. Schrock brings more than forty years of experience in the electrical industry and more than a dozen years of experience on public company boards, including service as a lead director, to our board.

Director Independence
Our board has determined, after considering all of the relevant facts and circumstances, that all members of the board, with the exception of Mr. Waltz, are “independent” as defined under NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) rules and regulations. This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.
Board Leadership Structure
Our board is led by our non-executive Chairman, Mr. Schrock. As stated in our Corporate Governance Guidelines, the board has no policy with respect to the separation of the offices of Chairman of the board and CEO. The board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the Company at a given point in time. The board believes this governance structure currently promotes a

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balance between the board’s independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis. If the board chooses to combine the offices of Chairman and CEO in the future, a lead director will be appointed annually by the independent directors. The board expects to periodically review its leadership structure to ensure that it continues to meet our needs.
Meetings of the Board of Directors and Attendance at the Annual Meeting
Our board held 12 meetings during the fiscal year ended September 30, 2018. Each of our directors attended at least 75% of the total number of meetings of the board and any committees during the period in which he or she was a director or a member of any committee, as applicable. Directors are required to attend our annual meetings. All board members who served as members of the board at the time of the 2018 Annual Meeting of Stockholders attended last year’s annual meeting.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors are afforded the opportunity to meet in a private session that excludes management. The committees of the board, as described more fully below, also meet regularly in executive session.
Corporate Governance Guidelines
Our board has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation and management and succession planning. The Nominating and Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our board any changes to the guidelines. As described in Proposal 5: "Replacement of Plurality Voting with Majority Voting in Uncontested Elections," beginning on page 55, the board has determined it is in the best interest of the Company and its stockholders to amend the By-laws to replace plurality voting with majority voting in uncontested elections of directors. If our stockholders approve the proposed amendment, the board will make certain conforming changes to the Corporate Governance Guidelines to reflect the same.
Code of Business Conduct and Ethics and Financial Code of Ethics
We have a Code of Business Conduct and Ethics that applies to all of our officers, employees and directors, and our board has adopted a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, corporate officers with financial, accounting and reporting responsibilities, including the Corporate Controller, Treasurer and chief accounting officers, and any other person performing similar tasks or functions. The Financial Code of Ethics and the Code of Business Conduct and Ethics each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Financial Code of Ethics and the Code of Business Conduct and Ethics are available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.
We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our officers, including our Chief Executive Officer, Chief Financial Officer, corporate officers with financial, accounting and reporting responsibilities, including the Corporate Controller, Treasurer and chief accounting officers, and any other person performing similar tasks or functions, and our directors, by posting such information on our website at http://investors.atkore.com/governance-documents.

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Board Committees
Our board maintains an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Executive Committee. Below is a brief description of our committees. The following table shows the current members of each committee and the number of meetings held during fiscal year 2018.

Director (1)	Audit	Compensation	Nominating and Governance	Executive
Jeri L. Isbell	X	X*		X
Wilbert W. James, Jr.			X
Betty R. Johnson (2)	X
Justin A. Kershaw		X
Scott H. Muse	X		X*	X
Michael V. Schrock				X*
William R. VanArsdale		X	X
William E. Waltz, Jr. (3)				X
A. Mark Zeffiro	X*			X
Number of Meetings	5	6	10	0
X= Current Committee Member; * = Chairperson

(1)	In fiscal year 2018, each member of the board was invited to attend any committee meeting, even if he or she was not a member of that committee.

(2)	Ms. Johnson was elected to board on August 1, 2018, and appointed to the Audit Committee on November 15, 2018. She, therefore, did not serve as a Committee member during fiscal year 2018.

(3)	Mr. Waltz was appointed to the board concurrent with his promotion to President and CEO on October 1, 2018 and, therefore, did not serve on the board during fiscal year 2018.
Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is responsible for reviewing and assessing the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.
The members of our Audit Committee are Mr. Zeffiro (Chairperson), Ms. Isbell, Ms. Johnson (appointed as of November 15, 2018) and Mr. Muse. Our board has designated each of Mr. Zeffiro and Mses. Isbell and Johnson as an “audit committee financial expert,” and each of the four members has been determined to be “financially literate” under NYSE rules. Our board has also determined that each of the four members is “independent” as defined under the NYSE rules and the Exchange Act and rules and regulations promulgated thereunder; therefore, we meet the independence requirements of Rule 10A-3 under the Exchange Act or the NYSE rules. The charter of our Audit Committee states that no director may serve on the Audit Committee if such director simultaneously serves on the audit committee of more than three public companies (including the Company), unless the board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Company’s Audit Committee. As of the date of this proxy statement, none of our Audit Committee members are serving on more than three audit committees of public companies.
Compensation Committee
Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our company and its subsidiaries (including the Chief Executive Officer, subject to final approval by our board), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of our company and its subsidiaries. Our Compensation Committee is also responsible for

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periodically reviewing management development and succession plans. The charter of our Compensation Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.
The members of our Compensation Committee are Ms. Isbell (Chairperson) and Messrs. Kershaw and VanArsdale, all of whom are independent directors; therefore, the committee meets all NYSE listing requirements. The written charter of our Compensation Committee addresses the committee’s purpose and responsibilities and the requirement that there be an annual performance evaluation of the Compensation Committee.
The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers. During fiscal year 2018, the committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to advise it on executive compensation program-design matters and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the named executive officers and non-employee directors. FW Cook is a global professional services company. The Compensation Committee performed an assessment of FW Cook’s independence to determine whether the consultant is independent, taking into account FW Cook’s executive compensation consulting protocols to ensure consultant independence and other relevant factors. Based on that assessment, the Compensation Committee determined that the firm’s work has not raised any conflict of interest and the firm is independent.
Nominating and Governance Committee
Our Nominating and Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the board for election to our board, reviewing the composition of the board and its committees, developing and recommending to the board corporate governance guidelines that are applicable to us, and overseeing board evaluations. The charter of our Nominating and Governance Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.
The members of our Nominating and Governance Committee are Messrs. Muse (Chairperson), James and VanArsdale, all of whom are independent directors; therefore, the committee meets all NYSE listing requirements. The written charter of our Nominating and Governance Committee addresses the committee’s purpose and responsibilities and the requirement that there be an annual performance evaluation of the Nominating and Governance Committee.
Executive Committee
The Executive Committee is responsible, among its other duties and responsibilities, for assisting the board with its responsibility and, except as may be limited by law, our Certificate of Incorporation or our By-laws, to act as specifically assigned by the board between board meetings or when it is otherwise impracticable for the full board to act. The charter of our Executive Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents. The members of our Executive Committee are Ms. Isbell and Messrs. Schrock (Chairperson), Muse, Waltz and Zeffiro.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2018, our Compensation Committee was comprised of Ms. Isbell (Chairperson), and Messrs. Kershaw and VanArsdale. No member of our Compensation Committee was a former or current officer or employee of the Company or any of its subsidiaries in fiscal year 2018. In addition, during fiscal year 2018 none of our executive officers served as a director or as a member of the compensation committee of a company that had an executive officer serve as a director or as a member of our Compensation Committee.
Selection of Nominees for Election to the Board
Our Corporate Governance Guidelines provide that the Nominating and Governance Committee will identify and recommend that the board select board candidates who the Nominating and Governance Committee believes are qualified and suitable to become members of the board consistent with the criteria for selection of new directors adopted from time to time by the board. The Nominating and Governance Committee considers the board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors, and considers the general qualifications of the potential nominees, such as strong values and discipline, high ethical standards, a commitment to full board participation on the board and its committees, and relevant career experience, along with other skills and characteristics that meet the current needs of the board, including the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole; a background and experience with manufacturing, operations, finance or marketing or other functions or fields which will complement the talents of the other board members; public company experience; ability to work

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professionally and effectively with other board members and the Company’s management; availability to remain on the board long enough to make an effective contribution; satisfaction of applicable independence standards; and absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.
In identifying candidates for election to the board, the Nominating and Governance Committee considers nominees recommended by directors, stockholders and other sources. The Nominating and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee would recommend the candidate for consideration by the full board. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
The Nominating and Governance Committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the board for consideration by the Nominating and Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Atkore International Group Inc., c/o Corporate Secretary (Legal Department), 16100 South Lathrop Avenue, Harvey, Illinois, 60426. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board. Our currently applicable By-laws set forth the requirements for direct nomination by a stockholder of persons for election to the board.
Communications with the Board
Any stockholder or interested party who wishes to communicate with our board as a whole, the independent directors, or any individual member of the board or any committee of the board may write to or email the Company at: Atkore International Group Inc., c/o Corporate Secretary (Legal Department), 16100 South Lathrop Avenue, Harvey, Illinois, 60426 or BoardofDirectors@atkore.com.
The board has designated the Company’s Corporate Secretary as its agent to receive and review written communications addressed to the board, any of its committees, or any board member or group of members. The Corporate Secretary may communicate with the sender for any clarification. In addition, the Corporate Secretary will promptly forward to the Chairperson of the Audit Committee any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Corporate Secretary to be potentially material to the Company. As an initial matter, the Corporate Secretary will determine whether the communication is a proper communication for the board. The Corporate Secretary will not forward to the board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Corporate Secretary to be immaterial to the Company.
Separately, the Audit Committee has established a whistleblower policy for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by associates of the Company of concerns regarding questionable accounting or auditing matters.
Risk Oversight
Our board as a whole has responsibility for overseeing our risk management. The board exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the board about the identification and assessment of key risks and our risk mitigation strategies. The full board has primary responsibility for evaluating strategic and operational risk management, and succession planning. The full board also receives an update on cyber related activities at each board meeting and has not delegated responsibility for evaluating cyber security risks to any committee. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, including oversight on compliance related to legal and regulatory exposure and meets regularly with our chief legal and compliance officers. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described below. The Audit Committee and Compensation Committee provide reports to the full board regarding these and other matters.

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Director Compensation
In fiscal year 2018, certain of our directors received compensation for their services as directors. These matters are further described below in the section entitled “Director Compensation.”

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EXECUTIVE OFFICERS
The following table sets forth certain information concerning our executive officers as of December 19, 2018.

Name	Age	Position	First Became an Officer
William E. Waltz Jr.	54	President and Chief Executive Officer, Director	2013
David P. Johnson	51	Vice President and Chief Financial Officer	2018
James A. Mallak	63	Vice President and Chief Accounting Officer	2012
Kevin P. Fitzpatrick	54	Vice President, Global Human Resources	2012
Daniel S. Kelly	58	Vice President, General Counsel and Corporate Secretary	2013
Peter J. Lariviere	57	President, Cable Solutions	2013
Michael J. Schulte	51	Group President, Mechanical Products & Solutions	2014
William E. Waltz Jr. has served as the Company's President and Chief Executive Officer and as a director since October 2018. Prior to that, he served in several other executive roles at the Company, including Chief Operating Officer and Group President of the Atkore Electrical Raceway reporting segment. During his tenure with Atkore, Mr. Waltz was also the President of the Atkore Conduit and Fittings business unit, a position he held for two years beginning in September 2015, after joining Atkore as President-Plastic Pipe and Conduit in 2013. From 2009 until joining Atkore, Mr. Waltz was Chairman and Chief Executive Officer at Strategic Materials, Inc., North America’s largest glass recycling company. Prior to that, he spent fifteen years in various divisions of Pentair plc, including President-Pentair Flow Technologies. Mr. Waltz holds a B.S. in Industrial Engineering from Pennsylvania State University, a M.S. in Computer Science from Villanova University and an M.B.A. from Northwestern University, Kellogg Graduate School of Management. He was also a graduate of General Electric’s Information Systems Management Program.
David P. Johnson joined Atkore as Vice President and Chief Financial Officer in August 2018 with more than twenty-nine years’ experience in strategic and financial planning, risk assessment, mergers & acquisitions, global tax strategies, international operations, and internal controls. Most recently, Mr. Johnson was Vice President-Finance & Operations for the Electrical Sector business at Eaton Corporation, where he was responsible for sector financial planning, analysis and reporting, compliance, credit and collections and government accounting, as well as global purchasing, manufacturing strategies, logistics and distribution. Prior to that, Mr. Johnson was Vice President-Finance and Planning for the Americas Region (Eaton Electrical) where he was responsible for reporting, planning, acquisitions, and implementing common financial policies and reporting across numerous recently acquired businesses. During his twenty-four year tenure at Eaton, Mr. Johnson held other roles of progressive responsibilities, including Plant Controller, Division Controller, Director of Finance & Business Development, Vice President Finance & Business Development, and Vice President Finance & Planning-Europe, Middle East and Asia. Mr. Johnson began his career at Westinghouse Electric Corporation, where he held various accounting and analytical financial roles. Mr. Johnson earned a B.S. in Finance from Indiana University of Pennsylvania and an M.B.A. from Duquesne University.
James A. Mallak served as our Vice President and Chief Financial Officer and Chief Accounting Officer from March 2012 until August 2018, when he began his current role as Vice President and Chief Accounting Officer to ensure an appropriate transition in connection with his impending retirement in January 2019. From March 2008 to March 2012, Mr. Mallak served as Managing Director at Alvarez & Marsal, a global professional services firm. From 2004 to 2007, Mr. Mallak was the Chief Financial Officer at Tower Automotive Inc. Mr. Mallak also served as Executive Vice President and Chief Financial Officer for two operating segments of Textron, Inc., a global manufacturer for the aerospace and defense, automotive and transportation, as well as industrial manufacturing industries. Additionally, he held several financial positions with ITT Corporation. Mr. Mallak holds a B.A. in Accounting from Michigan State University and an M.B.A. from the Eli Broad College of Business at Michigan State University.
Kevin P. Fitzpatrick has served as our Vice President for Global Human Resources since January 2012. Prior to that, Mr. Fitzpatrick served as Vice President of Human Resources for A.M. Castle & Company, a global distributor of specialty metals and supply chain services for aerospace, oil and gas, heavy equipment and other industries, from 2009 to 2012. Mr. Fitzpatrick also served as Vice President, North American Human Resources and Administration for UPM Kymmene Corporation, a global forest products manufacturer, from 2001 to 2009. His past experience includes leadership roles in other manufacturing companies, where he was responsible for compensation and benefits, labor relations, talent acquisition and

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management, training, and employment matters. Mr. Fitzpatrick holds a B.A. from the University of Wisconsin, Whitewater, an M.B.A. from Northwestern University Kellogg School of Management and a J.D. from Marquette University Law School.
Daniel S. Kelly has served as our Vice President, General Counsel and Corporate Secretary since September 2013. Prior to joining Atkore, he spent 20 years working in strategic legal roles within ITT Corporation and its spinoff, Xylem, Inc., which manufactures equipment that transports, treats and tests water and wastewater. From 2011 to 2013, Mr. Kelly served as Deputy General Counsel and acting General Counsel of Xylem, Inc. From 2010 to 2011, he was Vice President and General Counsel at ITT Fluid and Motion Control, covering ITT’s commercial business worldwide and from 2008 to 2010 served as Vice President and General Counsel at ITT Defense Electronics & Services. Mr. Kelly also spent three years at ITT headquarters as Deputy General Counsel, Director Field Legal Support. Mr. Kelly earned a B.S. from Georgetown University and a J.D. from Loyola University Chicago School of Law.
Peter J. Lariviere has served as our Vice President and President of Cable Solutions since September 2015, after joining Atkore as Chief Operating Officer of the AFC Cable business unit in September 2013, with responsibility for manufacturing, engineering, sourcing, distribution and logistics and serving as President, AFC Cable business unit from January 2015 until September 2015. Mr. Lariviere was previously President of Storage and Workplace Solutions, a division of Stanley Black and Decker, from 2010 until 2013. Prior to that, Mr. Lariviere was Chief Executive Officer at Lista International Corporation. Mr. Lariviere also held several positions at Amesbury Group Inc., including Senior Vice President-Window Hardware Division and Group Vice President. Mr. Lariviere holds a B.S. from the University of Massachusetts and an M.B.A. from New Hampshire College. He also is a graduate of the Executive Management Program at University of North Carolina, Kenan-Flagler Business School.
Michael J. Schulte has served as our Vice President and Group President of Mechanical Products & Solutions since September 2017. Prior to that, he served as Vice President and President of Mechanical Products & Solutions since September 2015, after joining Atkore as President, Metal Framing and Cable Management in May 2014. From 1990 until joining Atkore in 2014, Mr. Schulte spent the majority of his career in executive positions at various divisions of Danaher Corporation, including President-Gilbarco North America and President-Hennessy Industries. Mr. Schulte also worked at Danaher Motion Group, including Group Senior Vice President Global Sales & Marketing/President of Dover Motion. During his tenure there, Mr. Schulte also held positions of President-Linear Motion Systems, Europe President-Danaher Motion and VP/GM of Servo & Stepper Drives. Mr. Schulte started with Danaher in the Sensors and Controls division holding positions of Materials Manager, Plant Manager, Marketing Manager, and Vice President/General Manager. Before Danaher Corporation, Mr. Schulte worked at the Boston Consulting Group after beginning his career as District Sales and Service Manager at Oldsmobile Division, General Motors Corporation. Mr. Schulte holds a B.S. from Kettering University (formerly known as GMI Engineering & Management Institute) and an M.B.A. from Harvard Business School.

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EXECUTIVE COMPENSATION
Compensation Committee Report
The Company’s Compensation Committee has reviewed the Compensation Discussion and Analysis, discussed it with management and, based on such review and discussions, has recommended to the board that the Compensation Discussion and Analysis should be included in this Proxy Statement.
Jeri L. Isbell, (Chairperson)
Justin A. Kershaw
William R. VanArsdale
This Compensation Committee Report is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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Compensation Discussion and Analysis
Introduction
The Compensation Discussion and Analysis section discusses and analyzes the executive compensation program for our named executive officers for fiscal year 2018. The named executive officers of Atkore for this fiscal year were: Mr. John P. Williamson, President and Chief Executive Officer, or “CEO" (until September 28, 2018); Mr. James A. Mallak, Vice President and Chief Financial Officer, or “CFO” and Chief Accounting Officer ("CAO") (until August 13, 2018) and Vice President and CAO (starting August 8, 2018); Mr. Michael J. Schulte, Group President, Mechanical Products & Solutions; Mr. William E. Waltz Jr., Group President, Electrical Raceway, Chief Operating Officer (from May 8, 2018 to September 30, 2018) and President and CEO (starting October 1, 2018); Mr. Peter J. Lariviere, President, Cable Solutions; Mr. David P. Johnson, Vice President and Chief Financial Officer, or “CFO” (starting August 13, 2018); and Mr. Daniel S. Kelly, Vice President, General Counsel and Corporate Secretary. We refer to these individuals below collectively as the “named executive officers,” or “NEOs.”
Executive Summary
Our executive compensation programs are designed to reward for performance by our executives and align the interests of our executives with those of our stockholders. In fiscal year 2018, our annual incentive awards for our NEOs were based on the Company’s achievement of financial objectives related to its base business operations and the NEOs’ individual performances, and half of our long-term incentive award is linked to cumulative net income and relative total shareholder return over a three-year performance period.
The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe that our compensation programs align the compensation of our executives with the interests of our stockholders while managing compensation risk, including through stock ownership guidelines, an independent Compensation Committee and the use of an independent compensation consultant.
Compensation of our NEOs during fiscal year 2018 was directly tied to our strong performance during the year, and reflects actions taken in support of successful execution of our leadership succession plan.
Fiscal Year 2018 Company Results
Atkore achieved net income of $136.6M and diluted earnings per share of $2.48, up 61% and 95% year over year, respectively during 2018. The Company delivered these results despite domestic economic volatility and demand weakness in non-residential construction. Through decisive actions and strong operational execution, the Company delivered the following value creating results:

•	Delivered revenues of $1.8 billion, up 22% compared to 2017, with organic growth of about 14%, after adjusting for acquisitions and divestitures, and foreign exchange differences.

•	Delivered productivity savings of approximately $8 million on an annualized basis.

•	Maintained its commitment to investing in product leadership and innovation, with approximately $38.5 million in capital expenditures and more than 14 new product launches throughout 2018.

•
Generated cash provided by operating activities of $146 million, and repurchased 19 million shares for approximately $412 million to return value to stockholders. The Company’s balance sheet remains strong, with capacity to invest, fund future growth, and assess opportunistic value creating M&A activity.

•	Executed on CEO and CFO succession plans, and continued to invest in its leadership talent pipeline and increased employee engagement above benchmark levels.

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CEO Transition
On May 8, 2018, as part of the succession planning process, the Company's board announced that Mr. Williamson would retire as of September 28, 2018. In addition, the board announced the promotion of Mr. Waltz to the position of President and COO, effective May 8, 2018, with the expectation that Mr. Waltz would succeed Mr. Williamson as CEO, effective October 1, 2018. Mr. Williamson worked closely with Mr. Waltz through the balance of the fiscal year and transitioned responsibilities to Mr. Waltz. In connection with Mr. Williamson's retirement, the Compensation Committee of the board agreed to modify, as applied to Mr. Williamson, the Company's retirement vesting policy under the "Rule of 67," under which retirement is deemed to occur on a voluntary termination after an individual's age plus years of service equal or exceed 67. As a result, Mr. Williamson became eligible for continued vesting of his outstanding stock options and restricted stock units ("RSUs"), and remained eligible for prorated vesting of his outstanding performance share units ("PSUs") for a period of three years beyond his retirement in exchange for certain restrictive covenants and a release of claims. The outstanding stock options and RSUs will continue to vest on the respective vesting schedules over the three year period. The outstanding PSUs will vest at the end of the respective three year performance cycles. The actual number of PSUs will be determined based on the company performance factors, and will be prorated based on the actual amount of service completed through September 28, 2018 as a percentage of each performance cycle.
The key factors considered by our Compensation Committee in granting continued vesting to Mr. Williamson are outlined below.
Planning for the Future. In granting continued vesting, the Compensation Committee sought to avoid forcing Mr. Williamson to exercise his remaining vested stock options within ninety days of his retirement, which helped to cement his ongoing cooperation and facilitate a smooth transition between Mr. Williamson and Mr. Waltz. Additionally, the grant of continued vesting was given in exchange for a release of claims and certain restrictive covenants, which allow the Company to benefit from the non-compete obligations owed by Mr. Williamson.
Recognition of Demonstrated Results. Mr. Williamson's award was also in recognition of his sustained performance and leadership contributions as the Company transitioned from a privately held to publicly traded company.
For more information on Mr. Williamson's departure, please see the section titled "Compensation Discussion and Analysis — Employment Agreements and Offer Letters" on page 38.
Mr. Waltz has served as the Company’s Group President of Electrical Raceway since September 2017. He served as Group President of Electrical Raceway while serving as the COO, and has continued to serve in that role after assuming the role of CEO. Prior to that, he served as Vice President and President of Conduit & Fittings since September 2015, after joining Atkore as President, Plastic Pipe and Conduit business unit in 2013. Upon his promotion to President and COO, Mr. Waltz received a base pay increase from $450,000 to $550,000, and his bonus eligible target under the Annual Incentive Plan ("AIP") increased from 70% to 80% of base salary for the balance of the 2018 fiscal year. Upon his assumption of the President and CEO role, Mr. Waltz's base pay increased to $700,000 and his AIP bonus eligible target increased to 100% of his base pay, effective October 1, 2018. The Company also granted the anticipated stock options portion of Mr. Waltz's equity grants for the 2019, 2020 and 2021 annual award cycles, valued at $3,000,000 as part of his promotion to President and CEO.
The key factors considered by our Compensation Committee in structuring Mr. Waltz's promotion award are outlined below.
Strong Pay for Performance Alignment. The Compensation Committee structured Mr. Waltz's award to provide a long-term equity-linked performance incentive upon his first day as CEO: 100% of the award is subject to delayed vesting, with the stock options vesting ratably over a five-year period. These terms reflect the long-term nature of Mr. Waltz's commitment to the Company.
One-Time in Nature. As the name implies, Mr. Waltz's promotion award was one-time in nature and was issued in connection with his assuming the role of President and CEO. The award was not intended to replace his annual incentive bonus, and it is expected that any additional incentive compensation he receives will be as part of the normal annual incentive compensation process, which is structured to compensate our executives and align their long-term interests with those of our stockholders in furtherance of a pay for performance philosophy.
No Guaranteed Bonus. Mr. Waltz, consistent with our normal annual incentive compensation practice, is not guaranteed any future bonuses and any future bonuses that he receives will be tied to his performance and the performance of the Company. The Compensation Committee believes annual discretionary bonus compensation is consistent with market

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standards and appropriate in Mr. Waltz’s case, as any such amounts would be awarded in line with the Company’s established compensation philosophy which has been effective in paying for performance and consistently supported by our stockholders.
Planning for the Future. The Board evaluated potential candidates to be a part of our expanded leadership and believes Mr. Waltz is the right person as a proven leader in our Company.
Contributions Driving Demonstrated Results. Mr. Waltz has already played a significant role in helping to shape our strategy as Group President of Electrical Raceway, and was a main contributor in building our disciplined business system, core values and customer-focused mission. He has made significant investments in the Company, including developing a strong team, driving pricing initiatives, and enhancing our go-to-market strategies.
CFO Transition
On July 19, 2018, the board announced that James A. Mallak, the Company’s CFO, would retire as of January 4, 2019. In order to facilitate a smooth transition of his responsibilities as CFO and the financial close of fiscal year 2018, Mr. Mallak was, in September of 2017, granted a retention bonus of $450,000, payable in two installments and subject to his remaining employed through the two payment dates of July 1, 2018 and December 31, 2018. For each month after December 31, 2018 that Mr. Mallak remains employed, he will receive an additional retention bonus of $37,500, payable on a current basis. Given his expected retirement date of January 4, 2019, we do not anticipate paying this additional amount to Mr. Mallak. On July 19, 2018, the Company also announced David P. Johnson would join the Company as the CFO, effective August 13, 2018. From that date until retirement, Mr. Mallak will continue in his role as the CAO reporting to the Company’s CEO, overseeing the fiscal year 2018 financial reporting and assisting with the full transition of his responsibilities to Mr. Johnson. To compensate for awards forfeited from his prior employer, Mr. Johnson received a sign-on grant in the form of RSUs with an economic grant date value equal to $700,000, which will vest based on continued service as follows: 60% on the first anniversary of the grant, 20% on the second anniversary and 20% on the third anniversary.
The key factors considered by our Compensation Committee in structuring Mr. Johnson's one-time sign-on award are outlined below.

Replacement for Forfeited Compensation. As stated above, Mr. Johnson’s sign-on grant was intended to replace awards forfeited from his prior employer. Awarding replacement compensation is a customary practice among our peers, and doing so is essential to recruiting top talent, especially at the most senior level.

Strong Pay for Performance Alignment. The Compensation Committee structured Mr. Johnson’s award (including the portion replacing his forfeited deferred compensation) to provide a long-term equity-linked performance incentive upon grant: 100% of the sign-on awards are subject to delayed vesting. These terms reflect the long-term nature of Mr. Johnson’s commitment to the Company.

One-Time in Nature. As the name implies, Mr. Johnson’s sign-on award was one-time in nature and was issued in connection with his recruitment. The sign-on award was not intended to replace his annual incentive bonus, and it is expected that any additional incentive compensation he receives will be as part of the normal annual incentive compensation process, which is structured to compensate our executives and align their long-term interests with those of our stockholders in furtherance of a pay for performance philosophy.

No Guaranteed Bonus. Mr. Johnson, consistent with our normal annual incentive compensation practice, is not guaranteed any future bonuses and any future bonuses that he receives will be tied to his performance and the performance of the Company. As noted above, Mr. Johnson’s one-time sign-on award was intended to replace compensation he forfeited as a result of joining Atkore and entice him to join Atkore. The Compensation Committee believes annual discretionary bonus compensation is consistent with market standards and appropriate in Mr. Johnson’s case, as any such amounts would be awarded in line with the Company’s established compensation philosophy which has been effective in paying for performance and consistently supported by our stockholders.
For more information on Mr. Johnson’s offer of employment, see the section titled “Employment Agreements and Offer Letters” on page 38.

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Compensation Overview and Philosophy
The purpose of our compensation program is to motivate employees to create long-term stockholder value in exchange for meaningful financial rewards. The program supports the attraction, retention and motivation of talented employees who are committed to delivering the levels of quantitative and qualitative performance that we require, as discussed below.
This pay-for-performance model includes a total compensation package consisting of base salary and short- and long-term incentives. Total compensation for our NEOs is targeted to provide compensation at the market median if we achieve our financial and operating business plans. Our compensation program also allows for above or below median total compensation when justified by individual and Company results. We also provide benefits that are intended to be at substantially the same levels as the companies with which we compete for talent.
Five key principles guide the philosophy of our compensation programs for all of our employees, including our named executive officers:

•
Performance based—a significant portion of compensation should be at risk and tied to corporate, business unit and/or individual performance. At risk compensation is only paid based on the achievement of specific pre-established performance goals and/or an increase in Atkore's stock price. Annual incentive payouts are subject to further adjustment based upon business unit and/or individual performance. We also view stock options, which only have value if our stock price rises, as inherently performance-based and at risk even when vesting is based solely on continued service.

•
Attract and retain talent—the total compensation package is competitive with the general industry and our compensation peer group and is at a level that is appropriate to attract, retain and motivate highly qualified executives capable of leading us to higher performance. Base salary and annual incentives provide a competitive annual total cash compensation opportunity in the short term and equity incentives provide a competitive opportunity over the long term. All of these elements serve to support our desire to attract and retain executive talent and are reviewed for competitiveness annually. We have concluded that we can compete successfully for talent by targeting total compensation (i.e., base salary, annual incentives and long-term incentives) at market median levels, with the opportunity to earn more or less than median levels based on our performance.

•
Aligned with stockholder interests—the interests of executives should align with the interests of our stockholders by using performance measures that correlate well with the creation of stockholder value. Our short-term and long-term incentive plans are both designed to use financial performance measures that correlate well with stockholder value.

•
Balanced—Compensation plan designs promote a balance between annual and long-term business results. While we believe the creation of long-term stockholder value is extremely important, we also believe that the achievement of our annual goals is the best way to contribute to our sustainable, long-term success.

•
Supportive of our mission and values—Compensation supports our mission to be the customers’ first choice by providing unmatched quality, delivery, and value based on sustainable excellence in strategy, people and processes. We inherently believe that we are most successful when we focus on living our values of accountability, teamwork, integrity, respect and excellence. We achieve this goal primarily by having annual incentives that can decrease or increase based on the subjective assessment of qualitative performance goals.

Compensation Strategy
Compensation is intended to reward employees to exert discretionary effort, apply appropriate risk analysis in decision-making, and continuously improve the performance of the business. A substantial amount of executive compensation is variable and tied to the achievement of both annual and long-term incentive plan goals. To support our pay-for-performance philosophy, performance is evaluated as follows:

•
Corporate Performance—The AIP is designed to reward the achievement of annual financial goals and qualitative goals. These goals are included in the annual operating plan prepared by management and approved by our board. The annual design and performance metrics apply to all executives and most other employees who are eligible for annual bonuses.

•
Business Unit Performance—The CEO reviews the performance of each business unit based on the achievement of goals included in our annual operating plan consisting of both financial and qualitative measures. Based on this

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assessment, the CEO has been delegated the discretion by the Compensation Committee to adjust the annual incentive pool upward or downward to reflect the business unit’s performance. Generally, in the case of a business unit adjustment impacting an executive, including any of our named executive officers, the Compensation Committee will review and approve any such adjustment upon receiving a recommendation from the CEO (other than with respect to his own compensation).

•
Individual Performance—our performance review process applies to all salaried employees, including the CEO and our other named executive officers. An employee’s performance is evaluated against the expectations of his or her position and the annual operating plan. Individual performance goals are established at the beginning of each fiscal year and individual performance goals are aligned with our annual operating plan. Performance under the plan is evaluated at least annually. For our named executive officers other than the CEO, the CEO will make a recommendation to the Compensation Committee for its approval due to his direct supervision of these individuals. For the CEO, these determinations are made by the Compensation Committee, subject to the final approval of our board.

Total compensation is targeted at the median of comparable market data. As with our compensation philosophy generally, this strategy is intended to evolve with the business but consistently includes the following elements:

•	definition of the market for executive compensation is tied to our compensation peer group and survey data sources;

•	determination of an appropriate pay mix for total direct compensation, consisting of defined levels of base salary, as well as short- and/or long-term incentives;

•	a direct link between incentives and business results;

•	the requirement that an NEO accumulate and hold stock having a value that represents a meaningful commitment to him or her; and

•	Cost-efficient group welfare benefits and retirement plans which are comparable to the plans of peers with which we compete for talent.
An annual performance management process is used to establish individual goals and objectives, including for our named executive officers. Managers are required to jointly develop these individual goals and objectives with employees to ensure understanding of and accountability for the desired business results.
Best Practices in Compensation Governance
Highlighted below are the key features of our executive compensation program, including the pay practices that we have implemented to drive sustainable results, encourage executive retention and align executive and stockholder interests.

What We Do
✓	Deliver a significant percentage of target annual compensation in the form of variable compensation tied to performance
✓	Provide an appropriate mix of short-term and long-term compensation
✓	Require stock ownership and retention of a significant portion of equity-based awards
✓	Provide limited perquisites
✓	Engage an independent compensation consultant
✓	Allow the Company to recoup incentive compensation for executive officers through a clawback policy
✓	"Double Trigger" change in control vesting provisions
What We Don't Do
x	Gross-up excise taxes that may become due on change in control payments and benefits
x	Provide incentives that encourage excessive risk taking
x	Guarantee incentive awards for executive officers
x	Allow hedging, pledging or short sales of our securities by our officers and directors
x	Discount or reprice stock options

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Process for Setting Executive Compensation
The Compensation Committee is responsible for reviewing and approving the compensation of our named executive officers and other senior management (other than the CEO) as recommended by the CEO. The Chairman of the board and the Compensation Committee evaluate the CEO’s performance and, based upon the results of this performance evaluation, make a recommendation to the full board to determine the CEO’s compensation.
The Compensation Committee’s annual process considers our financial performance and total shareholder return, as well as the relative performance of the executive officers throughout the fiscal year. The timing of these determinations is set in order to enable the Compensation Committee to examine and consider our financial performance, as well as the relative performance of the executive officers, during the previous fiscal year in establishing the upcoming fiscal year’s compensation and performance goals. Throughout this process, the Compensation Committee receives input from members of management. In addition, during fiscal year 2018, the Compensation Committee engaged FW Cook as its executive compensation consultant to provide advice on an ongoing basis as to these matters.
At our 2018 Annual Meeting of Stockholders, more than 93% of the votes cast on the advisory "say-on-pay" resolution were voted in favor of the compensation of our NEOs for fiscal year 2017, as disclosed in our 2017 proxy statement. The Compensation Committee considers the results of our "say-on-pay" advisory votes in connection with the design of the Company's executive compensation program, and viewed the result of the fiscal year 2017 advisory vote as supportive of our compensation philosophy. In light of these results, for fiscal year 2018, the Compensation Committee did not make any significant changes to our executive compensation programs.
The Role of Management
The CEO recommends to the Compensation Committee compensation packages for executives who report directly to him, including the named executive officers other than himself. The Vice President of Global Human Resources also provides input to the CEO and to the Compensation Committee on compensation for each of the executives other than himself. In fiscal year 2018, prior to each Compensation Committee meeting, the CEO and the Vice President of Global Human Resources were primarily responsible for preparing the materials that management presented to the Compensation Committee.
Use of Compensation Consultants and Peer Group
The Compensation Committee’s charter provides that it may retain advisors, including compensation consultants, in its sole discretion. During fiscal year 2018, the Compensation Committee continued to use the services of FW Cook to assist our Compensation Committee with the analysis and development of our compensation arrangements and to provide recommendations with respect to these and similar matters. As part of its engagement, FW Cook developed a peer group against which to conduct benchmarking analysis as and when necessary or appropriate. In developing the peer group, FW Cook reviewed revenue and market capitalization size; similarity of industry or products; and entities that we or our financial advisors considered to be peers. Atkore’s revenue approximates the median and our market capitalization was between the 25th percentile and median. The peer group developed by FW Cook and approved by our Compensation Committee for use in setting fiscal year 2018 target compensation consists of the following companies:

Advanced Drainage Systems	Interface Inc.
Apogee Enterprises, Inc.	Littelfuse, Inc.
Armstrong World Industries, Inc.	Masonite International Corporation
AZZ Incorporated	NCI Building Systems
Belden Inc.	Regal Beloit Corporation(1)
Encore Wire Corporation	Rexnord Corporation
General Cable Corporation	Simpson Manufacturing Co.
Gibraltar Industries, Inc.	USG Corporation
Hubbell Inc.

(1)
Regal Beloit Corporation was added to the peer group used to establish fiscal year 2018 target compensation, replacing AAON Inc. from the peer group established for fiscal year 2017 target compensation.

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Elements of Compensation
For fiscal year 2018, the principal components of compensation for our named executive officers were the following, each as described in greater detail below:

•	base salary;

•	annual incentive compensation paid in the form of cash bonuses;

•	long-term equity incentive compensation in the form of stock options, RSUs and PSUs; and

•	other benefits (primarily our retirement savings plan and our group health and welfare plans).
During fiscal year 2018, and as described in greater detail below, FW Cook benchmarked the total direct compensation (consisting of base salary, target bonus opportunity and value of long-term incentive grants) of the named executive officers at the median of the peer group, with the intention that the total direct compensation of these named executive officers would be set at amounts that are in the market median range. It was the Compensation Committee’s judgment that setting compensation levels at the median levels of the peer group would create an appropriate level of retention and incentive for the management team. Individual executives’ total direct compensation could vary above or below the median level of the peer group due to an executive’s skills, experience in current role and individual performance.
Base Salary
Base salary represents the fixed portion of our named executive officers’ total compensation. Although the Compensation Committee believes that a substantial portion of each executive officer’s total compensation should be “at risk,” the Compensation Committee also recognizes the importance of setting base salaries at levels that will attract, retain and motivate top talent. In setting annual base salary levels, the Compensation Committee takes into account competitive considerations, individual performance and time in position, internal pay equity, and the impact on our selling, general and administrative expenses. In fiscal year 2018, decisions regarding executive salaries were determined primarily by a review of salary data for the median using peer group data prepared by FW Cook.
Executives’ salaries vary based on a review of individual performance and the other above-referenced criteria. During fiscal year 2018, base salaries of the NEOs were increased following a review of the relevant salary data, such that as of the end of fiscal year 2018, base salaries of the NEOs were as follows:

Name	Prior Base Salary	Current Base Salary	% Increase
John P. Williamson	$775,000	$800,000	3.2%
James A. Mallak	$437,000	$450,000	3.0%
David P. Johnson	n/a	$475,000	n/a
William E. Waltz, Jr.	$450,000	$550,000	22.2%
Michael J. Schulte	$450,000	$450,000	—%
Peter J. Lariviere	$400,000	$400,000	—%
Daniel S. Kelly	$339,000	$350,000	3.2%
During fiscal year 2018, the Compensation Committee approved significant increase in base salary for Mr. Waltz due to his promotion from Group President Electrical Raceway to President & COO of the Company. Effective October 1, 2018 (the beginning of fiscal year 2019), Mr. Waltz assumed the role of President & CEO of the Company, and his base salary was increased to $700,000. Base pay increases for these individuals will generally occur in April of the year following the end of each fiscal year.

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Annual Incentive Plan Compensation
We currently maintain the AIP, which is intended to retain and motivate our executive officers and certain other key employees by providing them with an opportunity to earn cash incentives based on our attainment of certain specified performance goals. The AIP is administered by our Compensation Committee, which selects those of our employees who will participate in the AIP and establishes the applicable performance goals. The maximum amount payable to any participant under the AIP during any given twelve-month performance period is $4 million.
For our NEOs, our AIP primarily rewards growth in Adjusted EBITDA and improvement in the number of working capital days (as defined below). Adjusted EBITDA was used in fiscal year 2018 for AIP purposes and was defined for fiscal year 2018 as net income (loss) before: unallocated expenses, depreciation and amortization, interest expense, net, gain (loss) on extinguishment of debt, restructuring and impairments, stock-based compensation, certain legal matters, consulting fees, transaction costs, gain on sale of joint venture and other items, such as inventory reserves and adjustments, release of indemnified uncertain tax positions, and the impact of foreign exchange gains or losses. Adjusted EBITDA is a non-GAAP measure which management believes is a helpful indicator of operating performance. Because it is not a measurement of performance under GAAP, Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as measures of liquidity.
“Working capital days” improvement is a measure intended to reflect the improvement, from one fiscal year to the next, of our short-term financial health and efficiency. Working capital days, both on a corporate and business unit level, is defined as the sum of “Days Sales Outstanding” (i.e., accounts receivable) and “Days Inventory on Hand” (i.e., the number of days it takes to sell our average balance of inventory) minus “Days Sales Outstanding in Account Payables” (i.e., accounts payable).
Adjusted EBITDA and Working Capital Days disclosed herein may differ from those disclosed in the Annual Report on Form 10-K. Both metrics are further adjusted to exclude the impact of acquisitions and divestitures that occur in the fiscal year, but were not forecasted within the target.
In general, the Company establishes a threshold, target and maximum performance for these financial metrics as follows: (i) using a bottom-up approach that is conducted throughout the year using rolling 12-15 month forecasts which take into consideration market growth rates based on Dodge estimates and the vertical markets (education, manufacturing, warehouse, etc.) that we participate in, as well as the productivity initiatives that are planned for the upcoming year; (ii) performing a top-down approach undertaken by our Corporate Financial Planning and Analysis group to determine the next year’s budget by analyzing base growth assumptions in the business, strategic initiatives planned, providing for inflation concerns, eliminating the past year’s one-time impacts and adding in acquisitions.
By using a bottom-up and top-down approach, we are able to review and compare each for excess conservatism or excess optimism in determining the annual planned targets. Once the annual plan is reconciled, it is approved by Senior Management and the full board.
For fiscal year 2018, the maximum performance under all of these financial metrics was capped at 250% of target achievement, even if actual performance exceeded the maximum performance goal.

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In addition, each executive has a portion of his or her AIP compensation based on personal performance factors, including, by way of example, cost management, strategic initiatives and talent development. The personal performance factors of each NEO are individually set, and, based on these personal performance factors, an NEO’s calculated annual incentive payout can be modified down (including to zero, so that no bonus is earned) or up to as much as 200% of the bonus that could have been earned in the absence of the personal performance factors (subject to the 250% maximum). For fiscal year 2018, each NEO’s personal performance factors were measured against objectives including cost management, strategic initiatives and talent development. These metrics measure the success of the most important elements of our business strategy and require us to balance increases in revenue with financial discipline to produce strong margins and a high level of cash flow. For fiscal year 2018, the financial metrics applicable to the named executive officers were weighted as follows:

Metric	CEO and Chief Financial Officer (%)(1)	Group/Business Unit Presidents (%)	Other Executive Officers (%)
Atkore Adjusted EBITDA	75	25	75
Atkore Working Capital Days	25	—	25
Group/Business Unit Adjusted EBITDA	—	50	—
Group/Business Unit Working Capital Days	—	25	—

(1)
During fiscal year 2018 Mr. Waltz was promoted from Group President Electrical Raceway to President & COO of Atkore. As part of this promotion, Mr. Waltz’s AIP bonus was measured under both Electrical Raceway Group segment (7 months) and Atkore Corporate (5 months) metrics. For the seven months of performance as Group President of Electrical Raceway, his target bonus was 70% of base pay. For the five months of performance as President & COO, his target bonus was 80% of base pay. The resulting target bonus percent is equal to 74.2%.

For fiscal year 2018, the actual financial numbers assigned to Adjusted EBITDA and change in working capital days were as follows ($ in millions):

Metric	Threshold	Target	Maximum	Actual
Atkore Adjusted EBITDA	$208.0	$260.0	$325.0	$273.2
Atkore Working Capital Days	71.5	68.1	62.7	65.1
Group/Business Unit Adjusted EBITDA:
Mechanical Products & Solutions	$53.1	$66.3	$82.9	$52.4
Electrical Raceway(1)	$179.4	$224.2	$280.3	$254.8
Group/Business Unit Working Capital Days:
Mechanical Products & Solutions	67.2	64.0	58.9	58.4
Electrical Raceway(1)	73.5	70.0	64.4	68.1
Payout Percentage	50%	100%	250%

(1)
Mr. Lariviere’s AIP metrics are specific to his Business Unit and not measured on the Group reporting level. Mr. Lariviere’s business unit falls within the Electrical Raceway Group. His AIP metrics are tied to the Cable Solutions business unit and are as follows: 50% weighting on Cable Solutions Adjusted EBITDA, 25% weighting on Atkore Adjusted EBITDA and 25% weighting on Cable Solutions Inventory Days on Hand (a major component of Working Capital Days). The Cable Solutions specific metrics threshold, target and maximum targets and actual performance are as follows:

Metric	Threshold	Target	Maximum	Actual
Cable Solutions Adjusted EBITDA	$58.2	$72.8	$90.9	$51.8
Cable Solutions Inventory Days on Hand	55.5	52.9	48.6	50.0
Payout Percentage	50%	100%	250%
For fiscal year 2018, the personal performance factor modified the amounts earned based on Adjusted EBITDA and working capital days performance as follows:

	Minimum	Target	Maximum
Personal Performance Factor	—%	100%	200%

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For fiscal year 2018, the Compensation Committee considered the following factors in determining the personal performance factor component for our named executive officers under the AIP: (i) input from the CEO; (ii) personal observation of performance; and (iii) the named executive officer’s achievement of individual objectives, which included cost management, strategic initiatives and talent development. For fiscal year 2018, personal performance factors for the executive leadership team averaged 101.4%, with no member of the executive leadership team receiving greater than 3% above or below the target of 100%.
The table below shows the threshold, target and maximum bonus payments set for the named executive officers under the AIP for fiscal year 2018, as well as the actual bonus payments that each of the named executive officers received.
Fiscal Year 2018 AIP Bonus Summary
The following tables summarize the calculation of the AIP bonuses earned by our NEOs for fiscal year 2018:

Named Executive Officer	Target Bonus Opportunity as % of Base Salary	Atkore Adjusted EBITDA Achievement (%)(1)	Group /Business Unit Adjusted EBITDA Achievement (%)(1)	Atkore Working Capital Days Achievement (%)(1)	Group/Business Unit Working Capital Days Achievement (%)(1)	Bonus Payout % before Personal Performance Factor (A)	Personal Performance Factor (%) (B)	Final Bonus Earned as a % of Target (C) = (A)x(B)
John P. Williamson	125	130.38	—	183.72	—	143.71	100%	143.71
James A. Mallak	70	130.38	—	183.72	—	143.71	101%	145.15
David P. Johnson(2)	60	—	—	—	—	—	—%	—
William E. Waltz Jr.(3)	80	130.38	181.98	183.72	150.32	153.83	102%	156.91
Michael J. Schulte	70	130.38	55.91	—	212.66	113.71	102%	115.99
Peter J. Lariviere	65	130.38	—	—	199.71	82.52	101%	83.35
Daniel S. Kelly	60	130.38	—	183.72	—	143.71	102%	146.59

Named Executive Officer	Target Bonus Opportunity ($) (D)	Actual ($) (C)x(D)(4)
John P. Williamson	1,000,000	1,437,132
James A. Mallak	315,000	457,224
David P. Johnson	—	—
William E. Waltz Jr.	408,117	640,338
Michael J. Schulte	315,000	365,359
Peter J. Lariviere	260,000	216,705
Daniel S. Kelly	210,000	307,833

(1)
The percentages equate to the actual achievement of the relevant financial metric shown in the table of financial metrics in the “Compensation Discussion and Analysis-Annual Incentive Plan Compensation” section above. The financial metrics were interpolated from the percentages that correspond to threshold, target or maximum achievement levels. For example, for all of our NEOs, the 130.38% listed for Adjusted EBITDA is based on the actual achievement of this metric of $273.2 million, which has been interpolated from the 100% payout percentage that would have resulted from achievement of $260 million. The group segments and business unit by which our NEOs’ performance was evaluated were: Mr. Schulte, Mechanical Products and Solutions Group, Mr. Waltz, Electrical Raceway Group as well as total Atkore and Mr. Lariviere, Cable Solutions business unit.

(2)	Mr. Johnson did not receive an AIP bonus payout for fiscal year 2018. His employment with Atkore began after the cut-off date for participation in the AIP of August 1, 2018.

(3)
During fiscal year 2018, Mr. Waltz was promoted from Group President Electrical Raceway to President & COO of Atkore. As part of this promotion Mr. Waltz’s AIP bonus was measured under both Electrical Raceway Group segment (7 months) and Atkore Corporate (5 months) metrics. For the seven months of performance as Group President of Electrical Raceway, his target bonus was 70% of base pay. For the five months of performance as President & COO, his target bonus was 80% of base pay. The resulting target bonus percent is equal to 74.2%.

(4)
All percentages shown in the table above are rounded to two decimal places and actual bonus amounts shown above were calculated using four decimal places. Any differences in bonus amounts shown versus amounts calculated using table percentages are due to rounding.

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Long-Term Incentives
During fiscal year 2018, we compensated our named executive officers with equity compensation consisting of stock options, RSUs and PSUs:

•
Options are granted with an exercise price equal to the fair market value (closing price) of our shares on the date of grant, vest ratably over three years and have a term of ten years. We compensate our named executive officers with stock options because we view stock options as inherently performance-based even when vesting based solely on continued service.

•
An RSU represents a right to receive a share of Company common stock in the future, if and when the RSU vests. All RSUs granted as part of our annual grant processes vest ratably over three years. We compensate our named executive officers with service-vesting RSUs to provide additional incentives based on the performance of our stock price and to encourage our named executive officers to remain employed during the vesting period.

•
A PSU represents a right to receive a share of Company common stock in the future, if and when the PSU vests. Each award of PSUs is denominated in a target number of our shares, with the number of shares that may be earned ranging from 0% to 200% of the target number based on actual performance against the performance metrics. PSUs vest based on achievement of the following performance criteria, measured during a period of the three fiscal years commencing on October 1, 2017: (i) 30% of each PSU award vests based on the total stockholder return of our stock relative to a group of comparable companies as specified in the applicable PSU award agreement, and (ii) 70% of each PSU award vests based on achievement of cumulative adjusted net income relative to internally-established goals. We grant PSUs to our named executive officers in order to provide incentives to achieve corporate goals that are important to us and our stockholders and to provide appropriate rewards to our executives for achieving those goals.

For the effect of a termination of employment or a change in control of us on these equity awards, see “Potential Payments upon Termination or Change in Control” beginning on page 39.
In fiscal year 2018, our named executive officers received the following grants of equity compensation as part of our normal equity awards procedures (as measured based on the grant date value of such awards):

Name	Equity Awards
	Stock Option ($)	RSU ($)	PSU ($)	Total ($)
John P. Williamson	612,500	612,500	1,225,000	2,450,000
James A. Mallak	125,000	125,000	250,000	500,000
William E. Waltz Jr.	150,000	150,000	300,000	600,000
Michael J. Schulte	150,000	150,000	300,000	600,000
Peter J. Lariviere	128,750	128,750	257,500	515,000
Daniel S. Kelly	87,500	87,500	175,000	350,000
Equity Awards Procedure
The Compensation Committee generally intends to make equity grants at approximately the same time each year (during the first fiscal quarter) following our release of financial information; however, the Compensation Committee may choose to make equity awards outside of the annual broad-based grant (e.g., for new hires, employee promotions, company acquisitions or employee retention purposes). It is the Compensation Committee’s practice not to grant equity awards when the Company or its subsidiaries possess material non-public information, unless the Compensation Committee has considered the potential impact that public disclosure will have on the stock price, and the Compensation Committee has made an affirmative decision to go forward with the grant. Stock options may be granted only with an exercise price at or above the fair market value of our stock.
Retention Awards
In order to provide an additional retention incentive to Mr. Mallak, in September 2017 we granted Mr. Mallak a retention bonus of $450,000, payable in two installments and subject to his remaining employment through the two payment dates of July 1, 2018 and December 31, 2018. For each month after December 31, 2018 that Mr. Mallak remains employed, he will receive an additional retention bonus of $37,500, payable on a current basis. Given his expected retirement date of January 4,

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2019, we do not anticipate paying this additional amount to Mr. Mallak. In determining the stated amount awarded to Mr. Mallak, the Compensation Committee reviewed proxy reporting data provided by Aon Hewitt through their CG Pro database and market data provided by FW Cook. After reviewing this data, the Company determined that a payment of this type closely approximated one times base pay.
Benefit Plans
Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract, retain and motivate high-caliber executives. Our primary benefits for our named executive officers include participation in our broad-based plans: tax-qualified defined contribution 401(k) retirement savings plan, health and dental plans and various insurance plans, including disability and life insurance. Specific to our 401(k) retirement savings plan, we match the contributions of each of our employees, including our named executive officers, at a rate of 50% of the first 6% of the employee’s contributions. Employees and named executive officers are immediately vested in both their individual contributions and company matching contributions. Our executive officers do not currently participate in or have a vested right to any defined benefit pension plans, supplemental executive retirement plans, or “SERP,” or other deferred compensation plans.
Perquisites
The perquisites that we provide to our named executive officers are not material and are not considered by our Compensation Committee in determining compensation levels of our named executive officers. These include housing allowances, cell phone stipends, group term life insurance covered, relocation expenses, commuter expenses, employee referral bonuses and spot awards (although no named executive officer received an employee referral bonus or a spot award in fiscal year 2018), the magnitude of which was, on average, less than 2% of total direct compensation. For a description of the perquisites paid to our named executive officers, see the Summary Compensation Table below.
Employment and Severance Agreements
Except for Mr. Williamson, Mr. Waltz and Mr. Johnson, none of the named executive officers is currently a party to an employment agreement, offer letter or severance agreement. Mr. Williamson's employment agreement survives only to the extent it is not superseded by the retention and severance provisions of the severance policy adopted in July 2017. Although certain other of our named executive officers were previously subject to severance agreements, all of the named executive officers have elected to terminate these arrangements and are now covered under the severance policy adopted in July 2017. Mr. Waltz also had an offer letter relating to his role as COO, but that letter expired when he became CEO as of October 1, 2018. Mr. Johnson's offer letter provides for a specific long-term incentive award to be granted in November 2018, with subsequent long-term incentive awards at the discretion of the Compensation Committee.
Compensation Risk Assessment
The Compensation Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking. In fiscal year 2018, the Compensation Committee’s compensation consultant, FW Cook, assisted us in a review of potential risks associated with our compensation practices. As part of its review, FW Cook examined the compensation programs for our senior leadership team and concluded, consistent with the conclusions of our Compensation Committee, that (1) our compensation programs are well designed to encourage behaviors aligned with the long-term interests of our shareholders, (2) there is an appropriate balance in fixed versus variable pay, cash versus equity, financial and non-financial goals, short-term and long-term measurement periods, and discretion under our compensation programs, and (3) appropriate policies are in place to mitigate compensation risk (including stock ownership guidelines, insider trading prohibition and independent oversight).
Stock Ownership Guidelines
The board has adopted stock ownership guidelines for members of the board and for executive officers of the Company. The board believes that setting these ownership guidelines will enhance directors’ and executive officers’ alignment with other stockholders. The Compensation Committee expects that these ownership guidelines will be met over time and intends to review director and executive officer stock ownership levels on an annual basis but has currently not adopted any specific time frame for meeting them.

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Under the ownership guidelines, members of the board are expected to hold stock valued at five times the annual cash retainer. The annual cash retainer is currently set at $75,000, resulting in a current expectation to hold stock valued at $375,000. Shares included in the ownership guideline calculation include shares owned by the director.
The ownership guidelines for executive officers are based on a multiple of annual base salary, with the CEO expected to own stock valued at five times his annual salary and other executive officers expected to own stock valued at three times their respective annual salaries. Shares included in the ownership guideline calculation include shares owned by the executive.
Until a director or an executive officer meets the stock ownership requirements set forth above, he or she must retain a specified percentage of after-tax “net profit shares” realized from (i) the exercise of stock options, (ii) the settlement of performance shares and (iii) the vesting of restricted shares. Net profit shares are calculated after payment of the stock option exercise price and using the maximum marginal federal, state and local employment and income tax rates. The percentages of the net profit shares required to be retained are as follows:

Participant	Retention Percentage
Non-employee Directors	100%
Chief Executive Officer	75%
All Other Executive Officers	50%
These retention requirements apply to all equity awards granted prior to and after the IPO, except that for a two-year period beginning on December 15, 2016, and ending on December 15, 2018, these retention requirements will not apply with respect to 35% of the vested stock options held by executive officers as of October 28, 2016.
Clawback Policy
In 2017, the board adopted a clawback policy applicable to current and former executive officers of the Company. Although the clawback rules enacted under Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) are not yet effective, the board concluded that having a robust recoupment policy is advisable and in the best interests of the Company and our stockholders, furthers our culture of integrity and accountability and reinforces our pay-for-performance compensation philosophy. The policy was effective as of May 2, 2017 and applies to covered incentive compensation approved, awarded or granted after that date.
Under the clawback policy, in the event that the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the board may require reimbursement or forfeiture (on an after-tax basis) of any excess incentive compensation received by any covered executive during the three completed fiscal years immediately preceding the date on which we are required to prepare an accounting restatement. “Excess incentive compensation” for this purpose means any amount of compensation in excess of the amount that would have been paid based on the restated financial results (using such methods of calculation and estimates as the board determines to be reasonable).
Incentive compensation covered by the clawback policy includes any variable compensation, the vesting of which is based wholly or in part on the attainment of a financial reporting measure, including annual bonuses, stock options, restricted stock units and performance share units. Financial measures covered by the clawback policy include our stock price, total shareholder return and revenue-based and income-based measures, and improvement in working capital days.
The decision of whether to recover compensation under the clawback policy is within the discretion of the board. If the board determines to apply the policy, it may do so by requiring the covered executive to reimburse the Company, pursuing gain realized from the vesting, exercise or settlement of equity awards, offsetting other compensation owed to the covered executive, canceling outstanding awards, or taking other actions permitted by applicable law.
Tax Deductibility of Compensation and Other Company Policies
Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") imposes a $1 million limit on the amount that a public company may deduct for compensation paid certain of the Company's executive officers who are "covered employees." For our fiscal year 2018, "covered employees" were the Company’s CEO and three other most highly compensated executive officers (other than the principal financial officer) employed as of the end of the year. For compensation arrangements in place as of November 2, 2017, the Section 162(m) limitation did not apply to compensation that is paid only if

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the executive’s performance meets pre-established objective goals based on performance criteria approved by our stockholders. Both our Annual Incentive Plan and our Omnibus Incentive Plan were approved by our stockholders in order to qualify for this exception, in those situations in which we determine the exception advisable to use.
During our fiscal year 2018, the federal legislation referred to as the Tax Cuts and Jobs Act expanded the $1 million deduction limitation to a larger group of "covered employees," including a company's chief financial officer (in addition to the chief executive officer and three other most highly compensated executive officers), plus any individual who has been a "covered employee" in any taxable year beginning after December 31, 2016, and eliminated the "performance based compensation" exception to the Section 162(m) deduction limitations beginning with the next tax year commencing after December 31, 2017 (in the Company's case, beginning with our fiscal year 2019). Because we believe that the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent, we have awarded, and we will also consider awarding, compensation that may not be fully deductible if we determine that the nondeductible compensation is nonetheless in the Company’s best interests and the best interests of its stockholders (for example, service-vesting RSUs).
Executive Compensation Tables
The following table shows information regarding the total compensation paid to the named executive officers for each of our last three completed fiscal years. The compensation reflected for each individual was for their services provided in all capacities to us. Our fiscal year 2018 ended on September 30, 2018.
Summary Compensation Table

Name	Year	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
John P. Williamson	2018	847,500		—	3,573,476	(8)	1,290,909	(8)	1,437,132	45,608	7,194,625
President & Chief Executive Officer	2017	777,700		—	1,837,502		612,497		573,101	19,303	3,820,103
	2016	736,723	(1)	—	—		—		1,834,194	10,895	2,581,812
James A. Mallak	2018	448,397		225,000	374,992		125,000		457,224	37,004	1,667,617
Vice President & Chief Accounting Officer	2017	437,000		—	375,025		124,998		156,308	13,725	1,107,056
	2016	447,346	(1)	—	—		—		505,659	12,701	965,706
David P. Johnson (7)	2018	63,942		—	700,024		—		—	9,893	773,859
Vice President & Chief Financial Officer

William E. Waltz Jr.	2018	490,385		—	449,991		149,998		640,338	54,991	1,785,703
President and Chief Operating Officer	2017	419,500		—	1,586,221		128,746		294,439	70,147	2,499,053
	2016	420,984	(1)	—	—		—		502,115	10,466	933,565
Michael J. Schulte	2018	450,000		—	449,991		149,998		365,359	56,796	1,472,144
Group President, Mechanical Products & Solutions	2017	419,500		—	1,586,221		128,746		120,947	95,030	2,350,444
	2016	420,984	(1)	—	—		—		338,190	8,615	767,789
Peter J. Lariviere	2018	400,000		—	386,239		128,748		216,705	9,748	1,141,440
President, Cable Solutions	2017	369,746		—	1,586,221		128,746		135,337	9,695	2,229,745
	2016	330,431		—	—		—		404,155	10,330	744,916
Daniel S. Kelly	2018	344,500		—	262,506		87,498		307,833	12,592	1,014,929
Vice President, General Counsel & Corporate Secretary

(1)	Salary data for fiscal year 2016 is reflective of 27 pay periods for all of our NEOs except Mr. Lariviere. His salary is based on the customary 26 pay periods in a normal fiscal year.

(2)
Bonus payment of $225,000 made to Mr. Mallak in June 2018 is the first installment of the retention agreement made between the Company and Mr. Mallak. For more details about Mr. Mallak's retention agreement, see the section entitled "Retention Awards" on page 29.

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(3)
The amounts reported in the Stock Awards column reflect the aggregate grant date fair value associated with awards of RSUs and PSUs to each of the NEOs, determined in accordance with FSB ASC Topic 718. See Note 5 "Stock Incentive Plan" to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for additional detail regarding assumptions underlying the valuation of our equity awards. The value of the PSUs awarded is subject to the achievement of certain performance criteria over a three-year performance period. For more details see "Compensation Discussion and Analysis - Long-Term Incentives" on page 29. The amount shown for Mr. Williamson also includes the accounting value arising from the modification of certain equity awards, as described in note 8 below.

(4)
The amounts reported in the Option Awards column represent the aggregate grant date fair value associated with option grants to each of the NEOs, determined in accordance with FSB ASC Topic 718. See Note 5 "Stock Incentive Plan" to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for additional detail regarding assumptions underlying the valuation of our equity awards. For further information on the stock option grants awarded, see "Grants of Plan-Based Awards" on page 34. The amount shown for Mr. Williamson also includes the accounting value arising from the modification of certain equity awards, as described in note 8 below.

(5)
Amounts reflect annual cash incentive compensation earned under the AIP for the relevant fiscal year. For more information, see “Compensation Discussion and Analysis —Annual Incentive Plan Compensation” on page 26.

(6)	Amounts represent certain perquisites, retirement and health plan contributions and commuter travel expenses as shown in the following table.

(7)
Mr. Johnson received a new hire grant all in the form of RSUs with an economic grant date value equal to $700,000 to compensate for awards forfeited from his prior employer. This grant was made on September 1, 2018 using the closing price of Atkore stock on this same day. He received 25,567 RSUs with 60% of these shares vesting on the first anniversary of the grant date and 20% vesting on each of the next two anniversary dates from the grant date.

(8)
Under SEC rules, the Stock Awards and Option Awards columns of the Summary Compensation Table for Mr. Williamson include $1,735,959 and $678,412, respectively ($2,414,371 in the aggregate), attributable to the accounting “modification” under FASB ASC Topic 718 of Mr. Williamson’s previously granted, outstanding equity awards due to the grant of additional years of service for purposes of post-retirement vesting and exercisability of outstanding stock options, RSUs and PSUs, in exchange for certain restrictive covenants and a release of claims.  Of the aggregate modification value, amounts attributed to awards granted in fiscal year 2018, 2017, and 2016 and prior are $1,144,873, $1,006,781, and $262,716 respectively, taking into account Mr. Williamson’s forfeiture of a portion of his PSUs upon retirement.  The amount that Mr. Williamson may actually receive upon settlement of these awards is different than the amounts above, and depends on, among other things, our stock price at the time of settlement.  See “Potential Payments upon Termination or Change in Control” beginning on page 39 for the amount Mr. Williamson would have been eligible to receive in respect of his outstanding awards based on the closing price of our common stock on September 28, 2018.

All Other Compensation

Name	Year	Perquisites ($)(1)	Retirement Plan Contributions ($)(2)	Health Savings Plan Contributions ($)(3)	Commuter Travel Expense ($)(4)	Total ($)
John P. Williamson	2018	3,805	8,053	1,000	32,750	45,608
	2017	3,676	7,841	1,000	6,786	19,303
	2016	3,114	7,781	—	—	10,895
James A. Mallak	2018	4,677	8,250	1,000	23,077	37,004
	2017	4,625	8,100	1,000	—	13,725
	2016	4,751	7,950	—	—	12,701
David P. Johnson	2018	330	1,918	—	7,645	9,893
William E. Waltz Jr.	2018	2,770	7,952	1,000	43,269	54,991
	2017	2,578	7,724	1,000	58,845	70,147
	2016	2,639	7,827	—	—	10,466
Michael J. Schulte	2018	1,104	7,952	1,000	46,740	56,796
	2017	938	8,100	500	85,492	95,030
	2016	665	7,950	—	—	8,615
Peter J. Lariviere	2018	1,806	7,942	—	—	9,748
	2017	1,654	8,041	—	—	9,695
	2016	1,284	9,046	—	—	10,330
Daniel S. Kelly	2018	3,080	8,512	1,000	—	12,592

(1)	Amounts listed include payments and benefits relating to cell phone stipends and group term life insurance coverage.

(2)	Amounts reflect matching contributions made on behalf of each named executive officer to our tax-qualified 401(k) retirement savings plan.

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(3)	Amounts reflect employer provided contributions made on behalf of each named executive officer to their tax-qualified health savings account plan.

(4)	Amounts reflect employer paid commuter travel expenses for all executives except Mr. Johnson. Mr. Johnson's payment of $7,645 represents expenses associated with his relocation to Illinois.
Grants of Plan-Based Awards in Fiscal Year 2018
The following table summarizes cash-based awards and equity awards that were granted to each of the named executive officers during fiscal year 2018:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Option (#)(4)	Exercise or Base Price of Option Awards ($/ SH)(5)	Grant Date Fair Value of Stock and Option Awards(6)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John P. Williamson		$500,000	$1,000,000	$2,500,000
	5/4/2018										$2,414,371	(7)
	11/28/2017				27,829	55,657	11,314				$1,225,011
	11/28/2017							30,610			$612,506
	11/28/2017								73,529	$20.01	$612,497
James A. Mallak		$157,500	$315,000	$787,500
	11/28/2017				5,679	11,358	22,716				$249,990
	11/28/2017							6,247			$125,002
	11/28/2017								15,006	$20.01	$125,000
David P. Johnson		$142,500	$285,000	$712,500
	9/1/2018							25,567			700,024
William E. Waltz Jr.		$220,000	$440,000	$1,100,000
	11/28/2017				6,815	13,630	27,260				$299,996
	11/28/2017							7,496			$149,995
	11/28/2017								18,007	$20.01	$149,998
Michael J. Schulte		$127,200	$254,400	$636,000
	11/28/2017				6,815	13,630	27,260				$299,996
	11/28/2017							7,496			$149,995
	11/28/2017								18,007	$20.01	$149,998
Peter J. Lariviere		$114,000	$228,000	$570,000
	11/28/2017				5,850	11,699	23,398				$257,495
	11/28/2017							6,434			$128,744
	11/28/2017								15,456	$20.01	$128,748
Daniel S. Kelly		$105,000	$210,000	$525,000
	11/28/2017				3,976	7,951	15,902				$175,002
	11/28/2017							4,373			$87,504
	11/28/2017								10,504	$20.01	$87,498

(1)
Amounts in these columns represent potential annual performance bonuses that the NEOs could have earned under the AIP for fiscal year 2018. The actual amounts of the awards paid to the NEOs in respect of fiscal year 2018 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
Subject to the achievement of certain performance criteria, represents the potential number of shares that may be issued to the NEO pursuant to the grant of PSU awards made in fiscal year 2018 under the Omnibus Incentive Plan of 2016 (see “Compensation Discussion and Analysis—Long-Term Incentives” beginning on page 29).

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(3)
Represents the number of shares subject to RSU awards made in fiscal year 2018 under the Omnibus Incentive Plan of 2016. The RSU awards vest one-third on each of the first, second and third anniversaries of the grant date, contingent on the NEO continuing their employment with the Company through each date.

(4)
Represents the number of shares subject to stock option grants made in fiscal year 2018 under the Omnibus Incentive Plan of 2016. All options granted in fiscal year 2018 to NEOs have a term of ten years from the grant date and vest one-third on each of the first, second and third anniversaries of the grant date, contingent on the NEO continuing their employment with the Company through each date.

(5)	Represents the exercise price for the option awards, which were determined based on the closing market price of a share of our common stock on the date of grant.

(6)
The aggregate grant date fair value of PSU, RSU and stock option awards was determined in accordance with FASB ASC Topic 718. See Note 5 "Stock Incentive Plan" to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for additional detail regarding assumptions underlying the valuation of our equity awards.

(7)
This amount does not pertain to the grant of new equity awards, but instead represents, pursuant to SEC rules, the incremental value (determined in accordance with FASB ASC Topic 718) of the modification of Mr. Williamson’s previously granted and outstanding stock options, RSUs and PSUs (after giving effect to the forfeiture, upon his retirement, of a portion of Mr. Williamson’s PSUs).  See Note (8) to the Summary Compensation Table, above, for additional information.

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Outstanding Equity Awards at 2018 Fiscal Year-End
The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 30, 2018.

Name	Grant Date	Options Awards(1)					Stock Awards(2)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Number of Unearned Shares, Units, Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units Other Rights That Have Not Vested ($)(4)
John P. Williamson	12/7/2012	134,422	—	—	$7.30	12/7/2022
	11/30/2016	23,093	46,194	—	$21.45	11/30/2026
	11/28/2017	—	73,529	—	$20.01	11/28/2027
	11/30/2016						19,038	$505,078
	11/28/2017						30,610	$812,083
	11/30/2016								52,422	$1,390,756
	11/28/2017								55,657	$1,476,580
James A. Mallak	11/30/2016	4,712	9,428	—	$21.45	11/30/2026
	11/28/2017	—	15,006	—	$20.01	11/28/2027
	11/30/2016						3,886	$103,096
	11/28/2017						6,247	$165,733
	11/30/2016								10,699	$283,844
	11/28/2017								11,358	$301,328
David P. Johnson	9/1/2018						25,567	$678,293
William E. Waltz Jr.	2/24/2014	41,100	—	—	$7.30	2/24/2024
	2/24/2014	137,000	—	—	$7.30	2/24/2024
	5/22/2014	87,680	21,920	—	$9.12	5/22/2024
	11/30/2016	4,854	9,710	—	$21.45	11/30/2026
	11/28/2017	—	18,007	—	$20.01	11/28/2027
	11/30/2016						4,002	$106,173
	11/28/2017						7,496	$198,869
	11/30/2016								11,019	$292,334
	9/6/2017						68,846	$1,826,484
	11/28/2017								13,630	$361,604
Michael J. Schulte	5/12/2014	55,216	26,304	—	$9.12	5/12/2024
	5/12/2014	186,320	46,580	—	$9.12	5/12/2024
	11/30/2016	4,854	9,710	—	$21.45	11/30/2026
	11/28/2017	—	18,007	—	$20.01	11/28/2027
	11/30/2016						4,002	$106,173
	11/28/2017						7,496	$198,869
	11/30/2016								11,019	$292,334
	9/6/2017						68,846	$1,826,484
	11/28/2017								13,630	$361,604

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Name	Grant Date	Options Awards(1)					Stock Awards(2)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Number of Unearned Shares, Units, Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units Other Rights That Have Not Vested ($)(4)
Peter J. Lariviere	10/21/2013	27,400	—	—	$7.30	10/21/2023
	10/21/2013	8,220	—	—	$7.30	10/21/2023
	5/22/2014	—	21,920	—	$9.12	5/22/2024
	11/30/2016	—	9,710	—	$21.45	11/30/2026
	11/28/2017	—	15,456	—	$20.01	11/28/2027
	11/30/2016						4,002	$106,173
	11/28/2017						6,434	$170,694
	11/30/2016								11,019	$292,334
	9/6/2017						68,846	$1,826,484
	11/28/2017								11,699	$310,374
Daniel S. Kelly	9/9/2013	68,500	—	—	$7.30	9/9/2023
	5/22/2014	87,680	21,920	—	$9.12	5/22/2024
	11/30/2016	2,827	5,657	—	$21.45	11/30/2026
	11/28/2017	—	10,504	—	$20.01	11/28/2027
	11/30/2016						2,332	$61,868
	11/28/2017						4,373	$116,016
	11/30/2016								6,419	$170,296
	11/28/2017								7,951	$210,940

(1)
Stock option awards granted prior to November 30, 2016 vest over a period of five years with one-fifth becoming exercisable on each anniversary of the grant date. Stock option awards granted after November 29, 2016 vest over a period of three years with one-third becoming exercisable on each anniversary of the grant date.

(2)
In general, annual RSU grants vest over a period of three years with one-third becoming exercisable on each anniversary of the grant date. RSUs granted to Messrs. Waltz, Schulte and Lariviere on September 6, 2017 vest on the third anniversary of the grant date. PSUs vest at the end of a three-year performance period.

(3)	RSU market value is determined by multiplying the total number of shares awarded that have not vested times $26.53, the closing price of a share of our common stock on the NYSE on September 28, 2018.

(4)	PSU market value is determined by multiplying the total number of shares awarded that have not vested times $26.53, the closing price of a share of our common stock on the NYSE on September 28, 2018.
Option Exercises and Stock Vested in Fiscal Year 2018
The following table shows, for each of the named executive officers, stock options exercised and stock awards vesting that were outstanding as of September 30, 2018.

Name	Options Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise (#)	Option Exercise Price ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John P. Williamson	862,678	$12,717,534	9,517	$202,522
James A. Mallak	287,700	$3,805,358	1,942	$41,326
David P. Johnson	—	$—	—	$—
William E. Waltz Jr.	—	$—	2,000	$42,560
Michael J. Schulte	50,000	$661,556	2,000	$42,560
Peter J. Lariviere	84,314	$1,455,406	2,000	$42,560
Daniel S. Kelly	—	$—	1,165	$24,791

(1)
Stock options exercised by Messrs. Williamson and Lariviere were paid out in both cash and shares of Atkore common stock; Mr. Williamson retained 36,213 shares and Mr. Lariviere retained 14,990 shares.

(2)	Stock awards in the form of RSUs vested during fiscal year 2018.

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Employment Agreements and Offer Letters
Except for Mr. Williamson, Mr. Waltz and Mr. Johnson, none of our named executive officers is currently a party to an employment agreement, an offer letter or a severance agreement. All of our named executive officers, including Mr. Johnson, are covered under the severance policy adopted by us in July 2017. However, under Mr. Williamson's retirement agreement, the policy as applied to him was modified such that he qualified for the benefits related to the Company's retirement vesting policy under the "Rule of 67." Under the Rule of 67, retirement is deemed to occur on a voluntary termination after an individual's age plus years of service equals or exceeds 67.
In July 2017, we adopted a Severance and Retention Policy for Senior Management for the benefit of our named executive officers and certain other executive officers of the Company. Participation in the severance policy is voluntary, and if a participant who is subject to an employment agreement or offer letter elects to be covered by the severance policy, that employment agreement or offer letter would be superseded by the severance policy. To date, all of our named executive officers have elected to be covered under the policy.
Mr. Johnson's offer letter provided for a specific annual long-term incentive award that was granted in November 2018, but no guarantees of future long-term incentive award values in subsequent years.
Under the Policy, a Participant is entitled to receive severance payments and termination benefits upon a future termination of the Participant’s employment by the Company without “cause” or by the Participant with “good reason” (each, a “qualifying termination”). These payments and termination benefits include:

•
a severance payment equal to the sum of (x) the Participant’s then-current base salary times a “severance multiple” (described below) plus (y) the average of the Participant’s three most recent annual bonuses times the severance multiple;

•
a pro-rated annual bonus payment for the fiscal year in which the termination occurs, based on actual performance of Company metrics and target performance of individual metrics, and payable in a lump sum on the date of payment of annual bonuses generally; and

•
to the extent the Participant elects COBRA continuation coverage, the provision of such coverage at active-employee rates for a period equal to the lesser of 18 months or the number of months (of severance) to which the Participant would be entitled after applying the severance multiple

The severance multiples under the severance policy depend on whether the qualifying termination occurs before or after a change in control of us:

Participant	If the qualifying termination occurs prior to a change in control:	If the qualifying termination occurs within 24 months following a change in control:
CEO	2.0	2.5
Other NEOs	1.0	1.5
The severance payment will be paid in a number of monthly installments equal to the number of months that comprise the severance multiple (e.g., if the severance multiple is 1, the number of monthly installments would be 12), except that, if the termination occurs after a change in control, the severance payment will be paid in a lump sum to the maximum extent practicable under applicable law. If any payments to a participant under the severance policy trigger "golden parachute" excise taxes under Section 4999 of the Internal Revenue Code, the payments would be reduced if the reduction is better for the participant on an after-tax basis, and none of our employees is entitled to be made whole for these taxes under any circumstances.
The severance policy includes customary restrictive covenants that apply for a period based on the applicable severance multiple (and so determined whether or not the termination is a qualifying termination). In order to receive the severance payments and termination benefits under the severance policy, the participant must execute a release of claims and comply with the applicable restrictive covenants.

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CEO Transition Agreement
In connection with Mr. Williamson’s departure, Mr. Williamson entered into a Retirement Agreement with the Company on May 6, 2018 (the “Retirement Agreement”), under which the board approved, as an exception, early eligibility for “Rule of 67” retirement treatment for Mr. Williamson’s equity awards, granting him thirty-six (36) months, starting on October 1, 2018, of continued vesting and exercisability, subject to the terms of the applicable incentive plan and award agreements. In consideration for this treatment, Mr. Williamson has agreed, among other matters covered in the Retirement Agreement, to extend the term of the various restrictive covenants (i.e., non-disparagement, non-solicitation and non-competition) through the entire 36-month continued vesting and exercisability period, regardless of whether he actually holds equity interests during that entire period. In addition, the Retirement Agreement contains a release of claims against the Company by Mr. Williamson.
COO Promotion Agreement
In connection with Mr. Waltz’s promotion to the position of COO, Mr. Waltz entered into a Letter Agreement with the Company on May 6, 2018, setting forth certain terms of his compensation as COO (the “COO Letter Agreement”). Under the COO Letter Agreement, his base salary increased to $550,000 for the balance of the 2018 fiscal year, and his bonus eligible target under the AIP increased for the balance of the 2018 fiscal year to 80% of base salary and was measured using applicable corporate performance factors. Except for such changes to his salary and bonus targets, Mr. Waltz continued to participate in the Company’s compensation and benefits programs on the same terms as he did prior to his promotion. The portion of his compensation under the AIP from October 1, 2017 through May 7, 2018 was measured based on those factors tied to his position of Group President, Electrical Raceway. The COO Letter Agreement terminated as of October 1, 2018.
CEO Promotion Agreement
In connection with Mr. Waltz's promotion to the position of President and CEO effective October 1, 2018, Mr. Waltz will be paid a base salary of $700,000, and his bonus eligible target under the AIP will be increased to 100% of base salary and will be measured using applicable corporate performance factors. The Company also granted the anticipated stock options portion of Mr. Waltz's equity grants for the 2019, 2020 and 2021 annual award cycles, valued at $3,000,000 as part of his promotion to President and CEO. Mr. Waltz will continue to participate in the Company’s compensation and benefits programs on the same terms as he did prior to his promotion.
CFO Letter Agreement
In connection with his hiring, Mr. Johnson entered into a Letter Agreement with the Company on July 6, 2018, setting forth certain terms of his compensation as CFO (the “CFO Letter Agreement”). Under the CFO Letter Agreement, his base salary is $475,000 per year, and his bonus eligible target under the AIP is 60% of base salary, measured using applicable corporate performance factors. Mr. Johnson also received a grant of RSUs with a grant date value of $700,000, which will vest based on continued service as follows: 60% on the first anniversary of the grant, 20% on the second anniversary and 20% on the third anniversary. As part of his participation in the Company’s 2016 Omnibus Incentive Plan, Mr. Johnson will receive his first annual grant in November of 2018, valued at $500,000 and consisting of 50% PSUs with three-year cliff vesting, 25% stock options and 25% RSUs with three-year ratable vesting. He will also participate in the Company’s Severance and Retention Policy for Senior Management.
Pension Benefits and Non-Qualified Deferred Compensation
Our named executive officers do not currently participate in any tax-qualified or non-qualified defined benefit pension plans, and we do not currently sponsor any non-tax qualified deferred compensation plans. Our named executive officers do participate in our tax-qualified 401(k) retirement savings plan, under which we match the contributions of each of our employees, including our named executive officers, at a rate of 50% of the first 6% contributed by each employee. Employees and named executive officers are immediately vested in the matching contributions. Matching contribution amounts can be found in the “All Other Compensation” table under the heading “Retirement Plan Contributions.”
Potential Payments upon Termination or Change in Control
The following table summarizes the severance benefits that would have been payable to each of the named executive officers upon termination of their employment or the occurrence of a change in control, assuming that (1) the triggering event or events occurred on September 30, 2018, (2) payment is made to the relevant individual under our severance policy described above and (3) for equity awards, the relevant share price was the closing price of our common stock on September 28, 2018, which is the last day of fiscal year 2018 for which public stock prices are available ($26.53). The specific benefits that would

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have been payable are further described in the footnotes following the table. For purposes of this table, “retirement” is deemed to occur on a voluntary termination under the "Rule of 67," after an individual’s age and years of service equal or exceed 67 (and subject to a six month advance notice requirement). Currently, Mr. Mallak is the only named executive officer who is eligible for retirement. As discussed on page 20, Mr. Williamson retired on September 28, 2018. To facilitate a smooth transition, recognize Mr. Williamson's sustained performance and leadership contributions as the Company transitioned from a privately held to publicly traded company and avoid forcing Mr. Williamson to exercise his remaining vested stock options within ninety days of his retirement, the Compensation Committee of the board agreed to modify the Company's retirement vesting policy under the "Rule of 67." As a result, Mr. Williamson is eligible for continued vesting of his outstanding stock options and RSUs, and remains eligible to earn a prorated award of PSUs for a period of three years beyond his retirement in exchange for certain restrictive covenants and a release of claims.

Name / Form of Compensation	Change in Control ($)	With Cause ($)	Without Cause or With Good Reason ($)	Resignation ($)	Death or Disability ($)	Retirement ($)
John P. Williamson(1)
Severance	—	—	—	—	—	—
Benefit & Perquisite Continuation	—	—	—	—	—	—
Continued Vesting of Equity Awards(2)(3)(4)	—	—	—	—	—	4,898,572
James A. Mallak(1)
Severance	1,685,030	—	1,274,252	—	452,697	—
Benefit & Perquisite Continuation	23,295	—	19,030	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	1,023,671	—	—	—	999,734	999,734
David P. Johnson
Severance	712,500	—	475,000	—	—	—
Benefit & Perquisite Continuation	23,295	—	19,030	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	678,293	—	—	—	678,293	—
William E. Waltz Jr.(1)
Severance	2,164,951	—	1,652,561	—	627,782	—
Benefit & Perquisite Continuation	32,291	—	25,027	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	8,309,854	—	—	—	3,333,824	—
Michael J. Schulte(1)
Severance	1,441,861	—	1,080,639	—	358,195	—
Benefit & Perquisite Continuation	32,291	—	25,027	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	8,450,908	—	—	—	4,221,108	—
Peter J. Lariviere(1)
Severance	1,191,584	—	865,909	—	214,559	—
Benefit & Perquisite Continuation	20,118	—	16,912	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	3,922,759	—	—	—	3,237,786	—
Daniel S. Kelly(1)
Severance	1,181,570	—	888,312	—	301,797	—
Benefit & Perquisite Continuation	32,291	—	25,027	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	3,896,096	—	—	—	1,037,971	—

(1)
Under the terms of our severance policy, if the employment of a named executive officer is terminated without “cause” or for “good reason,” he is eligible to receive (1) a multiple of his base salary and prior years’ bonuses, (2) a pro rata bonus for the year of termination, and (3) continued health and welfare insurance benefits at active employee rates for 18 months post-termination. The applicable multiples are described above, see “Employment Agreements and Offer Letters.” In the

[Preliminary Copy - Subject to Completion]

“Severance” row of the table, the amount in the “Change in Control” column includes only the incremental value that would be paid to the named executive officer in the event of a qualifying termination following a change in control arising from the application of the higher multiple (i.e., the named executive officer would also receive the amount in the “Without Cause or With Good Reason” column). For all of the NEOs (other than Mr. Williamson), the “Benefit & Perquisite Continuation” row also includes the estimated $10,500 cost of outplacement services that would be provided to the NEO.

(2)	The effect of a termination of employment prior to a change in control on outstanding equity awards is as follows:

•
Options. Options vest in full on termination due to the holder’s death or permanent disability. In addition, options granted after our IPO continue to vest due to the holder’s retirement (subject to compliance with applicable restrictive covenants). On any other termination of employment, unvested options are forfeited.

•
RSUs. RSUs vest in full on termination due to the holders’ death or permanent disability and continue to vest due to retirement (subject to compliance with applicable restrictive covenants). On any other termination of employment, RSUs are forfeited, except that the special retention RSUs granted to Messrs. Waltz, Schulte and Lariviere vest on a pro rata basis upon the holder’s termination without cause.

•
PSUs. Upon the holders’ death, permanent disability or retirement, a number of PSUs will vest based on actual performance during the entire performance period (as if the holder were employed for the full performance period), pro-rated for the period of actual employment during the performance period. (For retirement vesting to occur, the holder must be employed for at least six months of the performance period and must remain in compliance with applicable restrictive covenants.) On any other termination of employment, PSUs are forfeited. For purposes of the “Death or Disability” column, we have assumed pro rata vesting based on the target number of PSUs rather than actual performance.

The effect of a change in control on outstanding equity awards is as follows:

•
Options and RSUs. In the event of a change in control, outstanding RSUs and options will be converted into economically equivalent awards with (1) an equivalent or better vesting schedule and (2) accelerated vesting on a termination without cause or a constructive termination with “good reason” within two years following the change in control. If not so converted, the outstanding RSUs and options will be fully vested and canceled for a cash payment equal to the price paid per share in the change in control (less, in the case of options, the strike prices of the options).

•
PSUs. In the event of a change in control, our Omnibus Incentive Plan provides that the PSUs will be converted into time-vesting RSUs that vest based on continued service over the remainder of the performance period. The number of RSUs resulting from this conversion is based on either the target number of PSUs or actual performance measured against the performance goals, and in either case prorated based on service for the elapsed portion of the performance period through date of the change in control. These RSUs may then be converted into alternative awards with the features described in the immediately preceding paragraph (i.e., accelerated vesting on a termination without cause or a constructive termination with “good reason” within two years following the change in control), and if not so converted will be fully vested and canceled for a cash payment equal to the price paid per share in the change in control.

(3)
For purposes of the “Accelerated Vesting of Equity Awards” row and the “Change in Control” column, we have assumed that (1) a change in control occurred on September 28, 2018, which is the last day of the fiscal year for which public stock prices are available, (2) PSUs were converted into RSUs based on the target number, rather than based on actual performance, and (3) the RSUs resulting from such conversion, as well as all other RSUs and all options, were fully vested and canceled for cash at the closing stock price on that date ($26.53) (minus, in the case of options, the applicable exercise price).

(4)
Because Mr. Williamson retired prior to the end of our fiscal year 2018, the table above reflects only the value of "Continued Vesting of Equity Awards" for which he became eligible in connection with his retirement.

[Preliminary Copy - Subject to Completion]

Director Compensation
While the consulting agreement with CD&R, as described in “Certain Relationships and Related Transactions—Consulting Agreement,” remained in effect, no director affiliated with CD&R was compensated by the Company for any services as a director. Subject to limitations set forth in the consulting agreement, the Company reimburses its directors for reasonable out-of-pocket expenses incurred by them for attending meetings of our board and committees thereof. For the period beginning with fiscal year 2015 through fiscal year 2018, we have appointed eight independent outside directors.
Our non-employee directors are paid an annual retainer fee of $75,000, which is paid on a quarterly basis as of the beginning of the "Board Calendar" year, which begins as of the date of the annual meeting of stockholders each year. In addition, the chairperson of the Audit Committee receives an additional annual cash retainer of $20,000, the chairperson of the Compensation Committee receives an additional annual cash retainer of $15,000 and the chairperson of the Nominating and Governance Committee receives an additional annual cash retainer of $10,000.
Mr. Schrock received a $77,083 cash retainer for his service on our board and Ms. Johnson received $25,000 cash retainer for her service on our board during fiscal year 2018, which represents the pro-rata portion of their annual retainer fee based on their start date.
Beginning with the 2017 Board Calendar year, which began on the date of the 2017 Annual Meeting of Stockholders, we changed the compensation of our non-employee directors by replacing the prior policy of one-time grants of RSUs with an annual equity award of RSUs with a value at the time of grant equal to $100,000. RSUs will generally be subject to a one-year vesting schedule based on the director’s continued services to us.
The compensation paid to our non-employee directors quantified in the table below reflects payments and grants made by the Company during fiscal year 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Options Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jeri L. Isbell	90,000	100,000	—	—	—	190,000
Justin A. Kershaw	75,000	100,000	—	—	—	175,000
Wilbert W. James Jr.	75,000	100,000	—	—	—	175,000
Betty R. Johnson	25,000	58,333	—	—	—	83,333
Scott H. Muse	85,000	100,000	—	—	—	185,000
Michael V. Schrock	77,083	83,333	—	—	—	160,416
William R. VanArsdale	75,000	100,000	—	—	—	175,000
A. Mark Zeffiro	95,000	100,000	—	—	—	195,000

(1)
Fees earned for Mr. Schrock represent seven months of annual retainer fees ($75,000 annually) and four months his annual retainer as Chairman of the board ($100,000 annually). Fees earned for Ms. Johnson represent four months annual retainer fee ($75,000 annually). All other Director retainer fees are for a full year's payment.

(2)
Each of the Company's Directors with the exception of Mr. Schrock and Ms. Johnson were granted 4,277 RSUs at a par share value of $23.38. Mr. Schrock was granted 4,532 RSUs at a par share value of $18.39, and Ms. Johnson was granted 2,556 RSUs at a par share value of $22.83. The amount above reflects the grant date fair value of the stock awards, determined in accordance with FASB ASC Topic 718. See Note 5 "Stock Incentive Plan" to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for additional detail regarding assumptions underlying the valuation of our equity awards.

(3)
As of September 30, 2018, the outstanding equity awards held by our non-employee directors included, for: Ms. Isbell, 15,242; Mr. Kershaw, 8,403; Mr. James, 8,403; Ms. Johnson, 2,556; Mr. Muse, 15,242; Mr. Schrock, 4,532; Mr. VanArsdale, 15,242; and Mr. Zeffiro, 18,590.

[Preliminary Copy - Subject to Completion]

CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our President and CEO as required by Item 402(u) of Regulation S-K. We identified our median employee using our global population of approximately 3,496 regular and temporary employees, and Mr. Williamson as our CEO, in each case as of June 30, 2018 in accordance with applicable SEC rules. In compliance with the "de minimis" exemption of Item 402(u), we excluded all employees in two countries totaling 152 employees (approximately 4.3% of our total workforce of 3,496). Employees in the following countries were excluded:

Country	Headcount
China	104
New Zealand	48
As a result, our pay ratio includes 3,496 of our employees in over four countries. IRS Form W-2 or W-2 equivalent earnings is our consistently applied compensation measure used to identify the median employee. This earnings definition provides an accurate depiction of total earnings for the purpose of identifying our median employee. W-2 equivalent earning for employees outside the United States were converted to United States Dollars by applying the applicable exchange rates in effect on October 1, 2017 which is the beginning of our 2018 fiscal year. No cost of living adjustments were applied in our methodology. Our median employee’s total compensation of $41,830 was calculated in the same manner as we calculated total compensation for each of the named executive officers in the Summary Compensation Table. Mr. Williamson’s total compensation for purposes of this disclosure is $7,194,625 (which includes $2,414,371 resulting from the modification of certain of his outstanding equity awards in connection with his retirement).
Accordingly, our CEO to Employee Pay Ratio is 172:1. This ratio would be 114:1 with the exclusion of CEO compensation under SEC rules resulting from modification, in connection with Mr. Williamson's retirement, to provide for continued vesting and exercisability of current stock awards.

[Preliminary Copy - Subject to Completion]

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of December 17, 2018 with respect to the ownership of our common stock by:

•	each person known to own beneficially more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.
The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Percentage computations are based on approximately 47,210,344 shares of our common stock outstanding as of December 17, 2018.
Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o Atkore International Group Inc., 16100 South Lathrop Avenue, Harvey, Illinois 60426.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent (%)
Vanguard Group Inc. (1)	4,666,758	10.13%
John P. Williamson(2)	398,177	*
James A. Mallak(2)	82,612	*
David P. Johnson(2)	—	*
William E. Waltz Jr.(2)	304,086	*
Michael J. Schulte(2)	305,453	*
Peter J. Lariviere(2)	82,115	*
Daniel S. Kelly(2)	168,406	*
Michael V. Schrock(3)	4,532	*
Jeri L. Isbell(3)	15,242	*
Justin A. Kershaw(3)	8,403	*
Wilbert W. James Jr.(3)	8,403	*
Betty R. Johnson(3)	2,556	*
Scott H. Muse(3)	15,242	*
William R. VanArsdale(3)	15,242	*
A. Mark Zeffiro(3)	18,590	*
All current directors and executive officers as a group (15 persons)(2)(3)	1,429,059	3.03%

*	Less than one percent.

(1)
According to the Schedule 13G filed by Vanguard Group Inc. ("Vanguard"), as of October 10, 2018, Vanguard beneficially owned 4,666,758 shares of our common stock. Vanguard reported sole voting power with respect to 82,805 shares, shared voting power with respect to 2,472 shares, sole dispositive power with respect to 4,585,579 shares and shared dispositive

[Preliminary Copy - Subject to Completion]

power with respect to 81,179 shares. The address for Vanguard Group Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)
Includes shares which the current executive officers have the right to acquire prior to February 15, 2019 through the exercise of stock options or vesting of RSUs: Mr. Williamson, 224,964; Mr. Mallak, 18,512; Mr. Johnson, 0; Mr. Waltz, 285,459; Mr. Schulte, 261,613; Mr. Lariviere, 49,485; and Mr. Kelly 167,906. All current executive officers as a group have the right to acquire 1,007,939 shares prior to February 15, 2019 through the exercise of stock options or vesting of RSUs.

(3)
Includes RSUs granted to the directors for board service that were immediately vested upon grant: Mr. Schrock, 4,532 RSUs, Ms. Isbell, 15,242 RSUs, Mr. Kershaw, 8,403 RSUs, Mr. James, 8,403 RSUs, Ms. Johnson, 2,556 RSUs, Mr. Muse, 15,242 RSUs, Mr. VanArsdale, 15,242 RSUs, and Mr. Zeffiro, 18,590 RSUs.

[Preliminary Copy - Subject to Completion]

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish such reports to the Company. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2018, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except that, due to an administrative error, the Company did not timely file Form 4s for our Section 16 officers reflecting the Company's withholding securities incident to the vesting of RSUs for payment of tax liabilities on November 30, 2017. These Form 4s were filed with the SEC on December 13, 2017.

[Preliminary Copy - Subject to Completion]

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our board has approved policies and procedures with respect to the review and approval of certain transactions between us and a “Related Person,” or a “Related Person Transaction,” which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, our board, acting through our Audit Committee, must review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.
For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.
A “Related Person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of Atkore or a nominee to become a director of Atkore; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.
Stockholders Agreement
In connection with our IPO, we entered into the Stockholders Agreement with the CD&R Investor. The Stockholders Agreement granted the CD&R Investor the right to designate for nomination for election to our board a number of CD&R Designees equal to:

•	at least a majority of the total number of directors comprising our board at such time as long as the CD&R Investor beneficially owned at least 50% of the outstanding shares of our common stock;

•
at least 40% of the total number of directors comprising our board at such time as long as the CD&R Investor beneficially owned at least 40% but less than 50% of the outstanding shares of our common stock;

•
at least 30% of the total number of directors comprising our board at such time as long as the CD&R Investor beneficially owned at least 30% but less than 40% of the outstanding shares of our common stock;

•
at least 20% of the total number of directors comprising our board at such time as long as the CD&R Investor beneficially owned at least 20% but less than 30% of the outstanding shares of our common stock; and

•
at least 5% of the total number of directors comprising our board at such time as long as the CD&R Investor beneficially owned at least 5% but less than 20% of the outstanding shares of our common stock.

For purposes of calculating the number of CD&R Designees that the CD&R Investor was entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis after taking into account any increase in the size of our board.
With respect to any vacancy of a CD&R designated director, the CD&R Investor had the right to designate a new director for election by a majority of the remaining directors then in office. The Stockholders Agreement provided that a CD&R Designee would serve as the Chairman of our board while the CD&R Investor beneficially owned at least 25% of the outstanding shares of our common stock. The Stockholders Agreement also granted to the CD&R Investor certain other rights, including specified information and access rights.

[Preliminary Copy - Subject to Completion]

Upon CD&R's disposition of the remaining shares of our common stock beneficially owned by them in a registered secondary offering, on May 21, 2018, the Stockholders Agreement terminated pursuant to its terms, and, as a result, CD&R is no longer entitled to any of the rights provided thereby.
Registration Rights Agreement
In connection with our IPO, we entered into a registration rights agreement with the CD&R Investor. The registration rights agreement granted to the CD&R Investor the right to cause us, at our expense, to use our reasonable best efforts to register shares held by the CD&R Investor for public resale, subject to specified limitations. If we registered any of our common stock, the CD&R Investor and the other parties to the registration rights agreement also had the right to require us to use reasonable best efforts to include shares of our common stock held by them, subject to specified limitations, including as determined by the underwriters. The registration rights agreement provided for us to indemnify the CD&R Investor and its affiliates in connection with the registration of our common stock.
Upon CD&R's disposition of the remaining shares of our common stock beneficially owned by them in a registered secondary offering, on May 21, 2018, the Registration Rights Agreement terminated pursuant to its terms, and, as a result, CD&R is longer entitled to any of the rights provided thereby.
Consulting Agreement
In connection with the closing of the Transactions, we, AIH and AII entered into a separate consulting agreement with CD&R (the "Consulting Agreement"). As discussed below, the Consulting Agreement was terminated on June 15, 2016 in connection with our IPO.
Pursuant to the Consulting Agreement, CD&R provided us with financial, investment banking, management, advisory and other services. The annual consulting fee payable to CD&R under the Consulting Agreement was $3.5 million, plus out-of-pocket expenses. We were also required to pay CD&R a fee equal to 1.0% of the transaction value of certain financing and acquisition or disposition transactions completed by us, plus out-of-pocket expenses, or such lesser amount as CD&R and we agreed.
In connection with our IPO in June 2016, we entered into a termination agreement with CD&R, pursuant to which the parties agreed to terminate the ongoing consulting fee described above. Pursuant to the termination agreement, we paid CD&R a termination fee of $12.8 million. Thereafter, the annual consulting fee terminated. No transaction fee was payable to CD&R under the Consulting Agreement as a result of the IPO.
Indemnification Agreement
In connection with the closing of the Transactions, we, AIH and AII entered into separate indemnification agreements (collectively, the “Indemnification Agreement”) with (i) CD&R and (ii) the CD&R Investor (collectively, the “CD&R Affiliates”).
Under the Indemnification Agreement, we, AIH and AII, subject to specified limitations, jointly and severally agreed to indemnify the CD&R Affiliates against specified liabilities arising out of performance of the consulting agreement and certain other claims and liabilities.
Our indemnification obligations under the Indemnification Agreement were primary to any similar rights to which any indemnitee may be entitled under any other agreement or document.
We have entered into indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement rights. See “Description of Capital Stock—Limitations on Liability and Indemnification” in the prospectus we filed with the SEC on February 17, 2017 for additional information.

[Preliminary Copy - Subject to Completion]

Stock Repurchase Agreement
On January 22, 2018, the Company announced a stock repurchase transaction whereby the Company agreed to repurchase from the CD&R Investor approximately 17.2 million shares of the Company's common stock, par value $0.01 per share, at a per share price equal to $21.77, for a total purchase price of $375 million, subject to the terms and conditions set forth in the stock purchase agreement.
Transactions with Other Related Parties
Transactions between the Company, CD&R and affiliates of CD&R were considered related party transactions prior to the CD&R Investor's exit from its investment in the Company in May 2018. During fiscal year 2017, an investment fund affiliated with CD&R acquired a controlling interest in one of the Company’s customers, making such customer an affiliate of CD&R. Management believes that sales to this customer were conducted at an arm's length basis at prices that an unrelated third party would pay. Net sales during fiscal year 2018 and 2017 to this customer were $6.0 and $8.3 million, respectively. There were no such related party transactions during fiscal year 2016.

[Preliminary Copy - Subject to Completion]

REPORT OF THE AUDIT COMMITTEE
The principal purpose of the Audit Committee is to assist the board in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.
Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent registered public accounting firm for fiscal year 2018, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended September 30, 2018 with management and with Deloitte & Touche LLP. These audited financial statements are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.
The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.”
The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte and Touche LLP its independence from us.
Based on the review and discussions described above, the Audit Committee recommended to the board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for filing with the SEC.
The Audit Committee
A. Mark Zeffiro (Chairperson)
Jeri L. Isbell
Scott H. Muse
This Report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

[Preliminary Copy - Subject to Completion]

PROPOSAL 1: ELECTION OF DIRECTORS
The following individuals, all of whom are currently serving on our board, are nominated for election this year as Class III directors:

•	Justin A. Kershaw

•	Scott H. Muse

•	William R. VanArsdale
If elected, each of these individuals will serve as a Class III director until the 2022 Annual Meeting and until his successor has been elected and qualified, or until his earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a Class III director.
The relevant experiences, qualifications, attributes or skills of each nominee that led our board to recommend the above persons as a nominee for director are described above in the section entitled “The Board of Directors and Corporate Governance.”
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS III NOMINEES LISTED ABOVE.

[Preliminary Copy - Subject to Completion]

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As a result of the Dodd-Frank Act, and in accordance with Section 14A of the Exchange Act, the Company’s stockholders are entitled to approve, on an advisory basis, the compensation of our named executive officers. This non-binding advisory vote, commonly known as a “Say on Pay” vote, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. At the Company’s annual meeting of stockholders on March 7, 2017, holders of a majority in aggregate principal amount of shares entitled to vote considered and approved a proposal that the Company put to vote a Say on Pay proposal each year.
As described in the “Compensation Discussion and Analysis” section of this proxy statement (the “CD&A”), the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the Compensation Committee strives to (i) attract and retain highly motivated, qualified and experienced executives, (ii) focus the attention of the named executive officers on the strategic, operational and financial performance of the Company, and (iii) encourage the named executive officers to meet long-term performance objectives and increase stockholder value. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to motivate and reward executives who have the ability to significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value. It is always the intention of the Compensation Committee that our executive officers be compensated competitively with the market and consistently with our business strategy, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our named executive officers are reasonable and not excessive.
For these reasons, the board is asking stockholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As you consider this Proposal 2, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation Tables” section of this proxy statement.
As an advisory vote, Proposal 2 is not binding on our board or the Compensation Committee, will not overrule any decisions made by our board or the Compensation Committee, or require our board or the Compensation Committee to take any specific action. Although the vote is non-binding, our board and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

[Preliminary Copy - Subject to Completion]

PROPOSAL 3: DECLASSIFICATION OF THE BOARD OF DIRECTORS BY THE 2022 ANNUAL MEETING OF STOCKHOLDERS
Currently, Article FIFTH of the Certificate of Incorporation provides for a classified board of directors divided into three classes of directors, with each class elected for three-year terms.
After considering the advantages and disadvantages of declassification, including through an open dialogue with our stockholders, the board has determined it is in the best interests of the Company and its stockholders to amend the Company's Certificate of Incorporation and the By-Laws to declassify the board. This will result in a fully declassified board by the 2022 Annual Meeting.
The proposed amendment to the Certificate of Incorporation would eliminate the classification of the board over a three-year period beginning at the 2020 Annual Meeting of Stockholders, at which point each director up for election would be elected to a one-year term following the expiration of such director's existing term. As a result, beginning at the 2022 Annual Meeting, all directors would be elected annually. The proposed amendment to the Certificate of Incorporation would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which the Company would file promptly following the 2019 Annual Meeting if our stockholders approve the amendment. The proposed amendment would not change the present number of directors or the board's authority to change that number and to fill any vacancies or newly created directorships. Vacancies which occur during the year may be filled by the board for the remainder of the full term.
In accordance with Delaware law, the proposed amendment would provide that once the Atkore board is fully declassified as of the 2022 Annual Meeting, directors may be removed at any time, either with or without cause.
In addition to modifying the provisions related to declassification, the proposed amendment removes certain provisions of the Certificate of Incorporation that are no longer applicable subsequent to the CD&R Investor's exit from its investment in the Company and the resulting termination of the Stockholders Agreement, as described in the section entitled "Certain Relationships and Related Party Transactions."
The proposed amendments to the Certificate of Incorporation are attached to this proxy statement as Appendix A, in which we have shown the proposed amendments with deletions indicated by strikeouts and additions indicated by underlining. The Company will promptly file the amended Certificate of Incorporation following the 2019 Annual Meeting if our stockholders approve the amendment. The affirmative vote of the holders of two-thirds (66 2/3%) of the outstanding shares of common stock then entitled to vote at the Annual Meeting is required to approve this proposal pursuant to the currently applicable Certificate of Incorporation. The board has approved certain conforming changes to the Company's By-Laws, as shown in Appendix B, contingent on the effectiveness of the proposed amendment to the Certificate of Incorporation.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MANAGEMENT PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS BY THE 2022 ANNAUL MEETING OF STOCKHOLDERS.

[Preliminary Copy - Subject to Completion]

PROPOSAL 4: ELIMINATION OF SUPERMAJORITY VOTING
Currently, Article TENTH of the Certificate of Incorporation provides that certain amendments to the Certificate of Incorporation require the affirmative vote of shares representing no less than two-thirds (66 2/3%) of Atkore's outstanding shares of stock entitled to vote generally in the election of directors. We refer to this voting standard as the "Supermajority Voting Requirement."
Additionally, Article ELEVENTH of the Certificate of Incorporation provides that any stockholder-approved alteration, amendment, or repeal of our By-Laws must be approved pursuant to the Supermajority Voting Requirement.
After reviewing the advantages and disadvantages of the Supermajority Voting Requirement at this time, the board approved, and recommends that stockholders approve, the amendment and restatement of Articles TENTH and ELEVENTH of the Certificate of Incorporation to remove the Supermajority Voting Requirement contained therein. If approved, future stockholder-approved amendments to the By-Laws and certain provisions of the Certificate of Incorporation will not be subject to the Supermajority Voting Requirement and will instead require the affirmative vote of a majority of Atkore’s outstanding shares of stock entitled to vote at any annual or special meeting of stockholders.
In addition to modifying the provisions related to supermajority voting, the proposed amendment removes certain provisions of the Certificate of Incorporation that are no longer applicable subsequent to the CD&R Investor's exit from its investment in the Company and the resulting termination of the Stockholders Agreement, as described in the section entitled "Certain Relationships and Related Party Transactions."
The proposed amendments to the Certificate of Incorporation are attached to this proxy statement as Appendix A, in which we have shown the proposed amendments with deletions indicated by strikeouts and additions indicated by underlining. The Company will promptly file the amended Certificate of Incorporation following the 2019 Annual Meeting if our stockholders approve the amendment. The affirmative vote of the holders of two-thirds (66 2/3%) of the outstanding shares of common stock then entitled to vote at the Annual Meeting is required to approve this proposal pursuant to the currently applicable Certificate of Incorporation. The board has approved certain conforming changes to the Company's By-Laws, as shown in Appendix B, contingent on the effectiveness of the proposed amendment to the Certificate of Incorporation.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MANAGEMENT PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING.

[Preliminary Copy - Subject to Completion]

PROPOSAL 5: REPLACEMENT OF PLURALITY VOTING WITH MAJORITY VOTING IN UNCONTESTED ELECTIONS OF DIRECTORS
Currently, Articles 1.08 and 2.03 of the By-laws provide that directors shall be elected by a plurality vote. Under this current plurality voting requirement, director candidates who receive the greatest number of votes cast in their favor at a stockholder meeting are elected to the board, up to the maximum number of directorships to be filled at that meeting. As a result, under this plurality voting policy in an uncontested election, it is possible that a director candidate might be elected or reelected to the board so long as a single vote is cast in favor of his or her election, regardless of the number of shareholders who might vote against such director.
After considering the advantages and disadvantages of plurality voting, including through an open dialogue with our stockholders, the board has determined it is in the best interests of the Company and its stockholders to amend the Company's By-Laws to provide for a majority voting requirement to elect directors in uncontested elections. The majority standard in uncontested elections shall apply starting with directors up for election at the 2020 Annual Meeting of Stockholders.
The proposed amendment to the By-Laws shall replace the plurality voting requirement with a majority voting requirement in uncontested elections. In the event a director nominee fails to receive an affirmative majority of the votes cast in an election where the number of nominees is less than or equal to the number of directors to be elected, such director shall remain on the board, and shall, pursuant to the Company's proposed revised By-laws and Corporate Governance Guidelines, tender his or her resignation to the Nominating and Governance Committee. The remaining directors, upon the recommendation of the Nominating and Governance Committee, will then determine the appropriateness of continued board membership. Further, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of the stockholders held to elect directors and entitled to vote on such election of directors. For purposes of this by-law, a majority of votes cast shall mean that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election (with "abstentions" and "broker non-votes" not counted as a vote cast either "for" or "against" that director's election).
The proposed amendments to the By-Laws are attached to this proxy statement as Appendix B, in which we have shown the proposed amendments with deletions indicated by strikeouts and additions indicated by underlining. Further, the board has approved certain conforming changes to the Company's Corporate Governance Guidelines, contingent on the effectiveness of the proposed amendment to the By-laws.
The Company is seeking a stockholder vote to approve this proposal, which requires the affirmative vote of the holders of two-thirds (66 2/3%) of the outstanding shares of common stock entitled to vote at the Annual Meeting. The board has determined that this proposal is in the best interests of the Company's stockholders and, even if this proposal fails to achieve the required affirmative vote, the board will consider effecting the proposed amendments to the By-laws as permitted by Section 9.01(a) of the currently applicable By-laws.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MANAGEMENT PROPOSAL TO AMEND THE BY-LAWS TO REPLACE PLURALITY VOTING WITH MAJORITY VOTING IN UNCONTESTED ELECTIONS OF DIRECTORS.

[Preliminary Copy - Subject to Completion]

PROPOSAL 6: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019, and recommends that the stockholders vote for ratification of such selection. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation and oversight of the work of any independent registered public accounting firm engaged by the Company. In the event of a negative vote on the ratification, the Audit Committee may reconsider its appointment of Deloitte & Touche LLP for fiscal year 2019; however, the Audit Committee will consider the outcome of the vote for fiscal year 2019 and when making appointments of our independent registered public accounting firm in future years.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.
Audit Fees and Related Fees
The following table presents, for fiscal year 2018 and 2017, fees for professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements, audit-related services, tax services and all other services. In accordance with the SEC’s definitions and rules, “audit fees” are fees we paid Deloitte & Touche LLP for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any products and services provided by Deloitte & Touche LLP not included in the first three categories.

	Fiscal Year Ended
	September 30, 2018	September 30, 2017
Audit Fees(1)	$2,556,530	$2,427,516
All Other Fees(2)	$114,000	$447,481

(1)	Audit fees include fees related to the audits of the Company and other services associated with regulatory filings as well as other fees associated with audits of certain subsidiaries of the Company.

(2)	Includes services rendered in connection with our secondary offerings and other related expenses.
Pre-Approval Policies and Procedures
In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee charter provides that the Audit Committee of the board has the sole authority and responsibility to pre-approve all audit services, audit- related tax services and other permitted services to be performed for the Company by its independent auditors and the related fees. Pursuant to its charter and in compliance with rules of the SEC and Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has established a pre-approval policy that requires the pre-approval of all services to be performed by the independent auditors. The independent auditors may be considered for other services not specifically approved as audit services or audit-related services and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent auditor.
All of the services performed by Deloitte & Touche LLP during the fiscal years ended September 30, 2018 and September 30, 2017, were approved in advance by the Audit Committee pursuant to the pre-approval policy.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2019.

[Preliminary Copy - Subject to Completion]

OTHER BUSINESS
The board does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named in the Company’s proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.
A list of stockholders entitled to be present and vote at the Annual Meeting will be available at the Company’s offices at 16100 South Lathrop Avenue, Harvey, Illinois, 60426, for inspection by the stockholders during regular business hours from December 19, 2018, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by stockholders who are present.
Whether or not you expect to attend the Annual Meeting, we urge you to vote via the Internet, as described in these proxy materials or by executing and returning the included proxy card in the postage-paid envelope provided with the proxy materials, so that your shares may be represented at the Annual Meeting.
By Order of the Board of Directors,

Daniel S. Kelly
Vice President, General Counsel and Corporate Secretary
 [●], 2018

[Preliminary Copy - Subject to Completion]

APPENDIX A: PROPOSED AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION
Proposed changes to the Company's Certificate of Incorporation are shown below related to Proposal 3: "Declassification of the Board of Directors by the 2022 Annual Meeting of Stockholders" and Proposal 4: "Elimination of Supermajority Voting." The changes shown to Article FIFTH, Sections 3 and 4 will be effective if Proposal 3 receives the affirmative vote of the holders of two-thirds of the outstanding shares of common stock then entitled to vote at the Annual Meeting. The changes shown to Articles TENTH and ELEVENTH will be effective if Proposal 4 receives the affirmative vote of the holders of two-thirds of the outstanding shares of common stock then entitled to vote at the Annual Meeting. All other indicated changes, including those to Articles FIFTH, Sections 2 and 5; SIXTH, SEVENTH, EIGHTH and NINTH relate to the CD&R Investor's exit from its investment in the Company and the resulting termination of the Stockholders Agreement as described in the section entitled "Certain Relationships and Related Party Transactions."
Additions are indicated by underlining and deletions are indicated by strike-outs. The full text of the Company's currently applicable Certificate of of Incorporation can be found on the investor relations portion of our website at http://investors.atkore.com/governance-documents.
Article FIFTH. Management of Corporation.
2. Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding ~~and the rights granted pursuant to the Stockholders Agreement, between the Corporation and CD&R Allied Holdings, L.P. (together with its successors and assigns, the CD&R Investor), to be effective as of the date of the initial listing of the Common Stock on the New York Stock Exchange (as the same may be amended, supplemented, restated or otherwise modified from time to time, the Stockholders Agreement),~~ the number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board of Directors, but in no event may the number of directors of the Corporation be less than one.
3. The directors of the Corporation, subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, shall be divided into three classes designated Class I, Class II and Class III~~. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate of Incorporation (the Effective Date), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date.~~ until the annual meeting of stockholders to be held in 2022, except that those directors elected at the annual meetings to be held in each of 2020 and 2021 shall be elected for a one-year term. All directors shall be up for election at the annual meeting of stockholders to be held in 2022 for a one-year term and from that point forward all directors shall have one-year terms, subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, and each shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. Prior to the annual meeting of stockholders to be held in 2022, the following provisions shall apply: each class shall consist, as nearly as possible, of one-third of the total number of such directors, and directors of each class shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. ~~At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders, subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding to elect directors and the rights granted pursuant to the Stockholders Agreement.~~ If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.
4. ~~Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, (a) following the Effective Date and until the first date (the “Trigger Date”) on which the CD&R Investor ceases to beneficially own (directly or indirectly) at least forty percent (40%) of the outstanding shares of Common Stock, a director may be removed at any time, either with or without cause, upon the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote in an election of directors and (b) from and after the Trigger Date, a director may be removed from office only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote in an election of directors.~~ A director whose term expires at or before the annual meeting of stockholders to be held in 2022

[Preliminary Copy - Subject to Completion]

may be removed from office only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote in an election of directors. Upon being elected a director at the annual meeting of stockholders to be held in 2022 or thereafter, a director may be removed at any time, either with or without cause, upon the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote in an election of directors. The provisions of this Section 4 of Article FIFTH shall be subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding.
5. Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding ~~and the rights granted pursuant to the Stockholders Agreement~~, and except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director....
Article SIXTH. Stockholder Action by Written Consent. ~~Until the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, including by electronic transmission, setting forth the action so taken, are: (a) signed by the holders of the outstanding shares of Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and (b) delivered within 60 days of the earliest dated consent so delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. From and after the Trigger Date, a~~ Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

Article SEVENTH. Special Meetings. Except as otherwise required by law and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chairman of the Board of Directors or pursuant to a resolution of the Board of Directors adopted by at least a majority of the directors then in office, ~~provided that, until the Trigger Date, a special meeting of the stockholders may also be called by the Secretary of the Corporation at the request of the holders of record of at least a majority of the outstanding shares of Common Stock. From and after the Trigger Date,~~ the stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation or to request the Secretary of the Corporation to call a special meeting of the stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Article EIGHTH. "Business Opportunities" shall be deleted in its entirety.

Article NINTH. Section 203 of the DGCL. The Corporation ~~elects not to~~ shall be governed by Section 203 of the DGCL (“Section 203”)~~, as permitted under and pursuant to subsection (b)(3) of Section 203, until the first date on which the CD&R Investor ceases to beneficially own (directly or indirectly) at least five percent (5%) of the outstanding shares of Common Stock. From and after such date, the Corporation shall be governed by Section 203~~ so long as Section 203 by its terms would apply to the Corporation.

Article TENTH. Amendment of the Certificate of Incorporation. The Corporation reserves the right to amend, alter or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Sections 6 or 7 of Article FIFTH shall not adversely affect any right or protection existing under this Third Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal. ~~Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, this Article TENTH and Articles ELEVENTH and TWELFTH may be amended, altered or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Second Amended and Restated Certificate of Incorporation or otherwise required by law, (a) until the Trigger Date, such amendment, alteration or repeal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote at any annual or special meeting of stockholders, and (b) from and after the Trigger Date, an amendment, alteration or repeal of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, this Article TENTH and Articles ELEVENTH~~

[Preliminary Copy - Subject to Completion]

~~and TWELFTH is approved at a meeting of the stockholders called for that purpose by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least two-thirds (66⅔%) of the outstanding shares of Common Stock then entitled to vote at any annual or special meeting of stockholders.~~

Article ELEVENTH. Amendment of the By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to amend, alter or repeal the By-laws of the Corporation, without the assent or vote of stockholders of the Corporation. Any amendment, alteration or repeal of the By-laws of the Corporation by the Board of Directors shall require the affirmative vote of at least a majority of the directors then in office. In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the By-laws of the Corporation, provided that any such action will require ~~(a) until the Trigger Date,~~ the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at any annual or special meeting of stockholders ~~and (b) from and after the Trigger Date, the affirmative vote of the holders of at least two-thirds (66⅔%) of the outstanding shares of Common Stock entitled to vote at any annual or special meeting of stockholders. In addition, so long as the Stockholders Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of the By-laws, or the adoption of any new by-law, that would be contrary to or inconsistent with the then-applicable terms, if any, of the Stockholders Agreement, or this sentence~~.

[Preliminary Copy - Subject to Completion]

APPENDIX B: PROPOSED AMENDMENTS TO THE COMPANY'S BY-LAWS
Proposed changes to the Company's By-laws are shown below related to Proposal 3: "Declassification of the Board of Directors by the 2022 Annual Meeting of Stockholders;" Proposal 4: "Elimination of Supermajority Voting;" and Proposal 5: "Replacement of Plurality Voting with Majority Voting in Uncontested Elections." Certain changes shown to Section 2.03 will be effective if Proposal 3 receives the affirmative vote of the holders of two-thirds of the outstanding shares of common stock then entitled to vote at the Annual Meeting. The changes shown to Section 9.01 will be effective if Proposal 4 receives the affirmative vote of the holders of two-thirds of the outstanding shares of common stock then entitled to vote at the Annual Meeting. The changes shown to Sections 1.08 and the remaining changes to Section 2.03 will be effective if Proposal 5 receives the affirmative vote of the holders of two-thirds of the outstanding shares of common stock then entitled to vote at the Annual Meeting.
Additions are indicated by underlining and deletions are indicated by strike-outs. The full text of the Company's currently applicable By-laws can be found on the investor relations portion of our website at http://investors.atkore.com/governance-documents.

Section 1.08. Voting. Except as otherwise provided in the Certificate of Incorporation or by applicable law, every holder of record of shares entitled to vote at a meeting of stockholders is entitled to one vote for each share outstanding in his or her name on the books of the Corporation (a) at the close of business on the record date for stockholders entitled to vote or (b) if no record date has been fixed, at the close of business on the day next preceding the day on which notice of the meeting is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. All matters at any meeting at which a quorum is present, ~~except~~ including the election of directors, shall be decided by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter in question, unless otherwise expressly provided by express provision of law, the Certificate of Incorporation or these By-laws. ~~The election of directors shall be decided by the affirmative vote of the holders of at least a plurality of the votes cast by the holders of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote in an election of directors, unless otherwise expressly provided by express provision of law, the Certificate of Incorporation or these By-laws.~~ The stockholders do not have the right to cumulate their votes for the election of directors.

Section 2.03. Classification; Election of Directors. Section 2.03. The Board shall be classified into three classes until the annual meeting of stockholders to be held in 2022, except that those directors elected at the annual meetings to be held in each of 2020 and 2021 shall be elected for a one-year term, as provided by the Certificate of Incorporation. Except as otherwise provided in Section 2.14 of these By-laws, at each annual meeting of the stockholders the successors of the directors whose term expires at that meeting shall be elected. At each meeting of the stockholders for the election of directors, provided a quorum is present, the directors who are standing for election shall be elected by a ~~plurality of the votes validly cast in such election~~ majority of the votes validly cast in such election, provided that, in the event that a director nominee fails to receive an affirmative majority of the votes cast in an election where the number of nominees is less than or equal to the number of directors to be elected, such director shall remain on the Board under these By-laws and Delaware law, and shall, pursuant to the Corporation’s Corporate Governance Guidelines, tender his or her resignation to the Nominating and Governance Committee. The remaining directors, upon the recommendation of the Nominating and Governance Committee, will then determine the appropriateness of such director’s continued Board membership; provided further, that if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of the stockholders held to elect directors and entitled to vote on such election of directors. For purposes of this by-law, a majority of votes cast shall mean that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election (with "abstentions" and "broker nonvotes" not counted as a vote cast either "for" or "against" that director's election).

Section 9.01. Amendment. Subject to the provisions of the Certificate of Incorporation, these By-laws may be amended, altered or repealed: (a) by the affirmative vote of at least a majority of the directors then in office at any special or regular meeting of the Board if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, or (b) ~~until the Trigger Date (the first date on which the CD&R Investor ceases to beneficially own (directly or indirectly) at least forty percent (40%) of the outstanding shares of common stock),~~ by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote at any annual or special meeting of stockholders if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting~~, or (c) from and after the Trigger Date, the affirmative vote of the holders of at least two-thirds (66⅔%) of the outstanding shares of common stock entitled to vote at any annual or special meeting of stockholders if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting~~.

[Preliminary Copy - Subject to Completion]

ATKORE INTERNATIONAL GROUP INC.
16100 S. LATHROP AVENUE
HARVEY, IL 60426

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Justin A. Kershaw	☐	☐	☐
1B Scott H. Muse	☐	☐	☐
1C William R. VanArsdale	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 through 6.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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0000392462_1 R1.0.1.17

[Preliminary Copy - Subject to Completion]

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

ATKORE INTERNATIONAL GROUP INC.
Annual Meeting of Stockholders
February 5, 2019 09:00 AM CST
This proxy is solicited by the Board of Directors

The stockholders(s) hereby appoint(s) David P. Johnson and Courtney H. Young, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ATKORE INTERNATIONAL GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 09:00 AM, CST on February 5, 2019 at the Waldorf Astoria Chicago, 11 E. Walton Street, Chicago, Illinois 60611, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000392462_2 R1.0.1.17